EXHIBIT 2.2

PARTNERSHIP INTEREST AND STOCK PURCHASE

AGREEMENT

BY AND AMONG

ADVANCED BIOENERGY, LLC,

HGF ACQUISITION, LLC,

HEARTLAND GRAIN FUELS, L.P.,

HEARTLAND PRODUCERS, LLC,

SOUTH DAKOTA WHEAT GROWERS ASSOCIATION,

AND

DAKOTA FUELS, INC.

November 7, 2006

Annex I

Defined Terms

Exhibits

Exhibit A	Form of Escrow Agreement
Exhibit B	Purchase Price Allocation
Exhibit C	Aventine Partnership Interest Purchase Agreement
Exhibit D	Form of Non-Solicitation Agreement — SDWG and HP
Exhibit E	Form of Legal Opinion of Blackwell Sanders Peper Martin LLP
Exhibit F	Form of Employment Agreement for Bill Paulsen
Exhibit G	Form of Amendments to Agreement of Limited Partnership
Exhibit H	Form of Investor Rights Agreement - SDWG
Exhibit I	Form of Grain Origination Agreement
Exhibit J	Form of Legal Opinion of Faegre & Benson LLP
Exhibit K	Form of Non-Solicitation Agreement — ABE

Schedules

3.3	HGF Required Filings and Consents
3.5(d)	HGF Tax Matters
3.6	HGF Absence of Certain Changes or Events

3.7	HGF Title and Related Matters
3.8	HGF Proprietary Rights
3.9	HGF Employee Benefit Plans
3.10	HGF Bank Accounts
3.11(a)	HGF Material Contracts
3.11(c)	HGF Defaults
3.11(d)	HGF Indemnity Obligations
3.12	HGF Orders, Commitments and Returns
3.14	HGF Labor Matters
3.16	HGF Insider Transactions
3.17	HGF Employee Agreements
3.18	HGF Insurance
3.20	HGF Litigation
3.23	HGF Environmental
5.1	ABE Organization
5.2	ABE Capital Structure
5.3	ABE Governmental Approvals
5.6	ABE Absence of Certain Changes or Events
5.7	ABE Title and Related Matters
5.8	ABE Proprietary Rights
5.9	ABE Employee Benefit Plans
5.10	ABE Material Contracts
5.12	ABE Labor Matters
5.13	ABE Insider Transactions
5.14	ABE Employee Agreements
5.15	ABE Insurance
5.19	ABE Environmental
6.2	HGF Operation of Business
6.5	HGF Material Consents
8.7	Expansion Plan for Aberdeen Facilities
8.8	HGF Employees
9.2(i)	HGF Key Employees

PARTNERSHIP INTEREST AND STOCK PURCHASE AGREEMENT

THIS PARTNERSHIP INTEREST AND STOCK PURCHASE AGREEMENT, dated as of November 7, 2006 (this “Agreement”), is entered into by and among Advanced BioEnergy, LLC, a Delaware limited liability company (“ABE”), HGF Acquisition, LLC, a Delaware limited liability company and a wholly owned subsidiary of ABE (“Acquisition Sub”), Heartland Grain Fuels, L.P., a Delaware limited partnership (“HGF”), Heartland Producers, LLC, a South Dakota limited liability company and a limited partner of HGF (“HP”), South Dakota Wheat Growers Association, a South Dakota cooperative and a limited partner of HGF (“SDWG”), and Dakota Fuels, Inc., a Delaware corporation and the general partner of HGF (“DF”).

RECITALS

A.            DF is the sole general partner of HGF with a .818% Percentage Interest in HGF.

B.            HP is a limited partner of HGF with a 46.284% Percentage Interest in HGF and owns 49% of the outstanding DF Common Shares.

C.            SDWG is a limited partner of HGF with a 47.898% Percentage Interest in HGF and owns 51% of the outstanding DF Common Shares.

D.            The Selling HGF Partners desire to sell, and Acquisition Sub desires to purchase, all of the HGF Limited Partnership Interests and the DF Common Shares owned by the Selling HGF Partners subject to and on the terms and conditions set forth herein.

E.             Unless otherwise defined herein, capitalized terms used herein have the meaning set forth in Annex I hereto.

In consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below, the parties agree as follows:

ARTICLE I

PURCHASE AND SALE OF HGF LIMITED PARTNERSHIP INTERESTS AND DF COMMON SHARES

Section 1.1             Purchase and Sale of HGF Limited Partnership Interests and DF Common Shares.

(a)            Subject to the provisions of this Agreement, at the First Closing, SDWG shall sell, transfer, assign, convey and deliver to Acquisition Sub, and Acquisition Sub shall purchase, SDWG’s HGF Limited Partnership Interests and SDWG’s DF Common Shares, in each case free and clear of all Encumbrances.

(b)           Subject to the provisions of this Agreement, at the Second Closing, HP shall sell, transfer, assign, convey and deliver to Acquisition Sub, and Acquisition Sub shall purchase, HP’s HGF Limited Partnership Interest and HP’s DF Common Shares, in each case free and clear of all Encumbrances.

ARTICLE II

CLOSINGS; PURCHASE PRICE

Section 2.1             First Closing.  The closing of the acquisition of the HGF Limited Partnership Interests and DF Common Shares owned by SDWG (the “First Closing”) will take place at 10:00 a.m., Minneapolis time, on a date (the “First Closing Date”) to be specified by ABE and SDWG, which shall be no later than the second business day after satisfaction or waiver of the latest to occur of the conditions set forth in Sections 9.1, 9.2 and 9.3, at the offices of Faegre & Benson LLP, 2200 Wells Fargo Center, Minneapolis, Minnesota, unless another date, time or place is agreed to in writing by ABE and SDWG.  The parties will endeavor to complete the First Closing on or prior to November 8, 2006.

Section 2.2            Second Closing.  The closing of the acquisition of the HGF Limited Partnership Interests and DF Common Shares owned by HP (the “Second Closing”) will take place at 10:00 a.m., Minneapolis time, on a date (the “Second Closing Date”) to be specified by ABE and HP, which shall be no later than the second business day after satisfaction or waiver of the latest to occur of the conditions set forth in Section 9.4, at the offices of Faegre & Benson LLP, 2200 Wells Fargo Center, Minneapolis, Minnesota, unless another date, time or place is agreed to in writing by ABE and HP.

Section 2.3            Escrow Agreement.  At the First Closing, (a) ABE will withhold and deposit into escrow 50,857 ABE Units issuable to SDWG pursuant to Section 2.4 of this Agreement (such ABE Units together with any ABE Units withheld at the Second Closing, the “Indemnification Escrow Amount”) and (b) the parties hereto will cause to be deposited by HGF into escrow cash in the amount of $7,794,124 and ABE will deposit 1,228,547 ABE Units (the “HP Purchase Price Escrow Amount” and together with the ABE Units withheld at the First Closing, the “Escrow Amount”).  At the Second Closing, (x) the Escrow Agent will withhold 49,143 ABE Units issuable to HP pursuant to Section 2.4 of this Agreement, (y) release 1,179,404 ABE Units to HP or its designees and (z) release the cash portion of the HP Purchase Price Escrow Amount to HP or its designees.  The Indemnification Escrow Amount shall be held in escrow for a period of six months from the First Closing to secure the indemnification obligations of the Selling HGF Partners.  The Escrow Amount shall be held and applied pursuant to the provisions of this Agreement and an escrow agreement in the form attached hereto as Exhibit A (the “Escrow Agreement”).

Section 2.4            Purchase Price.  The aggregate purchase price for the HGF Limited Partnership Interests and DF Common Shares owned by SDWG and HP shall be $15,860,020 in cash and 2,499,999 newly issued ABE Units.

(a)            At the First Closing, Acquisition Sub shall pay SDWG (1) $7,847,465 in cash and issue to SDWG 1,271,452 newly issued ABE Units (of which 50,857 ABE Units will be deposited in the Escrow Fund) with respect to its HGF Limited Partnership Interest and (2) $218,430 in cash with respect to its DF Common Shares.

(b)           At the Second Closing, Acquisition Sub shall pay HP (1) $7,584,260 in cash and issue to HP or its designees 1,228,547 newly issued ABE Units (of which 49,143 ABE Units will be deposited in the Escrow Fund) with respect to its HGF Limited Partnership Interest and (2) $209,864 in cash with respect to its DF Common Shares.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF HGF

HGF represents and warrants to ABE and Acquisition Sub that the statements contained in this Article III are true and correct, except as expressly set forth in the disclosure schedule delivered by HGF to ABE on or before the date of this Agreement (the “HGF Disclosure Schedule”).  The HGF Disclosure Schedule shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article III.  For purposes of this Agreement, each statement or other item of information set forth in one section of the HGF Disclosure Schedule shall be deemed to be a part of the representation and warranty to which it relates and shall be deemed to be a disclosure for all other sections of the HGF Disclosure Schedule; provided, that the mere listing in the HGF Disclosure Schedule of a document or other item shall not be deemed adequate to disclose an exception or qualification to a representation or warranty made in this Agreement (unless it is reasonably apparent that such exception or qualification relates to, or is applicable to, such representation or warranty).

Section 3.1             Organization of HGF.  HGF is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware, has all requisite partnership power to own, lease and operate its property and to carry on its business as now being conducted, and is duly qualified or licensed to do business and is in good standing as a foreign partnership in the State of South Dakota.  All of HGF’s offices, manufacturing facilities, and employees are located in South Dakota.

Section 3.2             HGF Partnership Interests.

(a)           The general partner of HGF is DF with a Percentage Interest of .818%.  The sole limited partners of HGF are SDWG, with a Percentage Interest of 47.898%, HP, with a Percentage Interest of 46.284%, and Aventine Renewable Energy, Inc., a Delaware corporation (“Aventine”), with a Percentage Interest of 5%.  Except as provided in the Agreement of Limited Partnership, all of the HGF Partnership Interests are validly issued and are not subject to repurchase rights by HGF.  Except as provided in the Agreement of Limited Partnership, there are no obligations, contingent or otherwise, of HGF to repurchase, redeem or otherwise acquire any HGF Partnership Interests or make any investment (in the form of a loan, capital contribution or otherwise) in any other entity.

(b)           DF, SDWG, HP and Aventine are the only partners of HGF, and no other person or entity has any right to purchase additional equity securities of HGF from HGF.  Except as provided in this Agreement and the other Transaction Documents or any transaction contemplated hereby or thereby, to HGF’s knowledge, there are no voting trusts, proxies or other agreements or understandings with respect to the voting of the HGF Partnership Interests.

Section 3.3             Authority; No Conflict; Required Filings and Consents.

(a)           HGF has all requisite partnership power and authority to enter into this Agreement.  The execution and delivery of this Agreement has been duly authorized by all necessary partnership action on the part of HGF.  This Agreement has been duly executed and delivered by HGF.  This Agreement constitutes, assuming the due authorization, execution and delivery by the other parties hereto and thereto, the valid and binding obligation of HGF, enforceable by ABE against HGF in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting the enforcement of creditors’ rights generally and by general principles of equity, regardless of whether such enforceability is considered in a proceeding at law or in equity.

(b)           Except as set forth on the HGF Disclosure Schedule, the execution and delivery by HGF of this Agreement does not, and the consummation of the transactions contemplated by this Agreement and the Transaction Documents will not, (i) conflict with, or result in any violation or breach of any provision of HGF’s Certificate of Limited Partnership or its Agreement of Limited Partnership, (ii) to the knowledge of HGF, result in any violation or breach of, or constitute a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit) under any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, lease, contract or other agreement, instrument or obligation to which HGF is a party or by which it or any of its properties or assets may be bound, or (iii) to the knowledge of HGF, and assuming the accuracy of the representations and warranties made in this Agreement by ABE and Acquisition Sub, conflict with or violate any federal, state, local or municipal laws, statutes, ordinances, regulations and rules, or any orders, writs injunctions, awards, judgments and decrees applicable to its assets, properties and business.

(c)           None of the execution and delivery by HGF of this Agreement or the consummation of the transactions contemplated by this Agreement or the Transaction Documents will require HGF to obtain any consent, approval, order or authorization of, or to make any registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality (“Governmental Entity”), except for such consents, authorizations, filings, approvals and registrations that are listed on the HGF Disclosure Schedule.

Section 3.4             Financial Statements; Absence of Undisclosed Liabilities.

(a)           HGF has delivered to ABE copies of HGF’s audited balance sheets as of December 31, 2005, December 31, 2004 and December 31, 2003 and HGF’s unaudited balance sheet for the eight months ended August 31, 2006 and the related unaudited statements of operations, members’ equity and cash flow for the years ended December 31, 2005, December 31, 2004 and December 31, 2003 and the eight months ended August 31, 2006 (together with the HGF balance sheets, the “HGF Financial Statements”).

(b)           The HGF Financial Statements are in accordance with the books and records of HGF and present fairly in all material respects, the financial position, results of operations and cash flows of HGF as of their historical dates and for the periods indicated.  The HGF Financial Statements have been prepared in accordance with generally accepted accounting principles (“GAAP”) applied on a basis consistent with prior periods and except that unaudited financial statements may not contain footnotes and are subject to year-end adjustments.

(c)           HGF has no material debt, liability or obligation of any nature, whether accrued, absolute, contingent or otherwise, and whether due or to become due, that is not reflected or reserved against in the August 31, 2006 HGF Balance Sheet (the “Most Recent HGF Balance Sheet”), except for those that may have been incurred after the date of the Most Recent HGF Balance Sheet, and except for those not required by GAAP to be reflected on the Most Recent HGF Balance Sheet. All debts, liabilities, and obligations incurred after the date of the Most Recent HGF Balance Sheet were incurred in the ordinary course of business.

Section 3.5             Tax Matters.

(a)           Since January 1, 2002, all Returns required to be filed by or on behalf of HGF have been duly filed on a timely basis, and such Returns are true, complete and correct in all material respects.  All Taxes shown to be payable on such Returns or on subsequent assessments with respect thereto, and all payments of estimated Taxes required to be made prior to the date hereof by or on behalf of HGF with respect to such Returns have been paid in full on a timely basis and no other Taxes are payable by HGF with respect to items or periods covered by such Returns (whether or not shown on or reportable on such Returns).  HGF has withheld and paid over all Taxes required to have been withheld and paid over, and complied with all information reporting and backup withholding requirements, including maintenance of required records with respect thereto, in connection with amounts paid or owing to any employee, creditor, independent contractor or other third party.  There are no liens on any of the assets of HGF with respect to Taxes, other than liens for Taxes not yet due and payable or for Taxes that HGF is contesting in good faith through appropriate proceedings and for which appropriate reserves have been established on the Most Recent HGF Balance Sheet.  HGF has not at any time been (i) a member of an affiliated group of companies filing consolidated, combined or unitary income or franchise tax returns, or (ii) a member of any partnership or joint venture for a period for which the statute of limitations for any Tax potentially applicable as a result of such membership has not expired.

(b)           The amount of HGF’s liability for unpaid Taxes (whether actual or contingent) for all periods beginning on or after January 1, 2002 through the date of the Most Recent HGF Balance Sheet does not, in the aggregate, exceed the amount of the current liability accruals for Taxes reflected on the Most Recent HGF

Balance Sheet, and the Most Recent HGF Balance Sheet reflects proper accrual in accordance with GAAP of all liabilities for Taxes payable after the date of the Most Recent HGF Balance Sheet attributable to transactions and events occurring prior to such date.  No material amount of taxable income or liability for Taxes has been realized or incurred (or prior to and including the First Closing Date will be realized or incurred) since such date other than in the ordinary course of business.

(c)           ABE has been furnished by HGF with true and complete copies of (i) income tax audit reports, statements of deficiencies, closing or other agreements received by or on behalf of HGF relating to Taxes for all periods beginning on or after January 1, 2002, and (ii) all federal and state income or franchise tax Returns and state sales and use tax Returns for or including HGF for all periods beginning on or after January 1, 2002.  HGF does not do business in or derive income from any state other than states for which Returns have been duly filed and furnished to ABE.

(d)           Except as set forth on the HGF Disclosure Schedule, the Returns of HGF for periods beginning on or after January 1, 2002 have never been audited by a government or taxing authority, nor is any such audit in process, pending or, to HGF’s knowledge, threatened (in writing).  Since January 1, 2002, no deficiencies have been asserted (in writing), and HGF has not received notice (in writing) that it has not filed a Return or paid Taxes required to be filed or paid.  HGF is neither a party to any action or proceeding for assessment or collection of Taxes, nor has such event been asserted or threatened (in writing) against HGF or any of its assets.  No waiver or extension of any statute of limitations is in effect with respect to Taxes or Returns of HGF.  HGF has disclosed on its federal and state income and franchise Returns for periods beginning on or after January 1, 2002 all positions taken therein that could give rise to a substantial understatement penalty or comparable provisions of applicable state, local, foreign or other Tax laws.

(e)           Except as may be required as a result of the transactions contemplated hereby, HGF has not been and will not be required to include any material adjustment in taxable income for any Tax period beginning on or after January 1, 2002 (or portion thereof) or any comparable provision under state or foreign Tax laws as a result of transactions, events or accounting methods employed prior to the First Closing.

(f)            HGF is not, nor has it ever been, a party to any Tax sharing agreement.

(g)           HGF is not, nor has it been, taxable as a corporation under the Code.

Section 3.6            Absence of Certain Changes or Events.  Since August 31, 2006, other than as set forth in the HGF Disclosure Schedule, HGF has operated its business in the ordinary course consistent with its past practices, and, other than as set forth in the HGF Disclosure Schedule, since such date there has not been with respect to HGF any:

(a)           Material Adverse Effect on HGF or any change, event, circumstance, condition or effect that would reasonably be expected to result in a Material Adverse Effect on HGF;

(b)           amendment or change in its Certificate of Limited Partnership or Agreement of Limited Partnership;

(c)           incurrence, creation or assumption of:  (i) any material Encumbrance on any of its assets or properties (other than Permitted Encumbrances), (ii) any material liability for borrowed money or (iii) any material liability as a guarantor or surety with respect to the obligations of others;

(d)           payment or discharge of any material Encumbrance on any of its assets or properties, other than in the ordinary course of business, or payment or discharge of any of its liabilities, other than in the ordinary course of business, after the date of the Most Recent HGF Balance Sheet;

(e)           material damage, destruction or loss of any material property or material asset, whether or not covered by insurance;

(f)            distribution made in respect of the HGF Partnership Interests (other than the distribution contemplated under Section 6.2(i)), any direct or indirect purchase or other acquisition of any HGF Partnership Interest or any change in any rights, preferences, privileges or restrictions of any HGF Partnership Interest;

(g)           material change or increase in the compensation payable or to become payable to any of its officers, managers, employees, partners, agents, consultants or independent contractors, or in any bonus, commission, expense reimbursement, pension, severance, retention, or insurance plan of HGF or in any other benefit payment or arrangement made to or with any of such officers, managers, employees, partners, agents, consultants or independent contractors; or material modification of any “nonqualified deferred compensation plan” as defined in Code Section 409A;

(h)           material change with respect to its management, supervisory or other key personnel of HGF; termination of employment of a material number of employees of HGF; termination of the engagement of a material number of agents, consultants, or independent contractors of HGF; or any union organizing activity at any HGF facility;

(i)            liability incurred by it to any of its officers, managers, employees, partners, agents, consultants, or independent contractors except for normal and customary compensation and expense allowances in the ordinary course of its business consistent with its past practices;

(j)            loan, advance (other than ordinary advances for work-related expenses) or capital contribution to, or any investment in, any of its officers, managers or partners or any firm or business enterprise in which any such person had a direct or indirect material interest at the time of such loan, advance, capital contribution or investment;

(k)           entering into, amendment of, relinquishment, termination or nonrenewal of any HGF Material Contract other than in the ordinary course of its business consistent with its past practices, default by HGF under any such Material Contract; or written assertion by the other party thereto of any material problems with its services or performance under such Material Contract or such other party’s desire to so amend in any material respect, relinquish, terminate or not renew any such Material Contract;

(l)            entering into by it of any Contract that by its terms requires or contemplates a current and/or future financial commitment, expense or obligation on its part that involves any individual payment in excess of $10,000 or aggregate payments in excess of $120,000 in any twelve month period;

(m)          making or entering into any Contract with respect to any acquisition, sale or transfer of any material asset of HGF that is not entered into in the ordinary course of its business consistent with past practices;

(n)           material change in accounting policies, methods or practices (including any change in depreciation or amortization policies or rates or revenue recognition policies); change in Tax elections or methods; or revaluation of any of its assets (other than in connection with or as a result of the transactions contemplated by this Agreement);

(o)           deferral of the payment of any material accounts payable, or any material discount, accommodation or other concession made in order to accelerate or induce the collection of any receivable, in each case other than in the ordinary course of business consistent with past practice;

(p)           payment, directly or indirectly, of any material liability before the same became due and payable in accordance with its terms or otherwise than in the ordinary course of its business consistent with past practice; or

(q)           announcement of, any negotiation by or any entry into any Contract to do any of the things described in the preceding clauses (a) through (p) (other than negotiations and agreements with ABE and its representatives regarding the transactions contemplated by this Agreement).

Section 3.7             Title and Related Matters.

(a)           Except as set forth on the HGF Disclosure Schedule, HGF has good and valid title to all its properties, interests in properties and assets, real and personal, free and clear of all Encumbrances except Permitted Encumbrances.  The equipment of HGF used in the operation of its business is adequate for the business conducted by HGF and, to the knowledge of HGF, in good operating condition and repair, ordinary wear and tear excepted.  All personal property leases to which HGF is a party are valid, binding obligations of HGF and are enforceable against HGF, and, to HGF’s knowledge are valid, binding on, and are enforceable against the other parties thereto and are in effect in accordance with their respective terms, except in each case to the extent that enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting the enforcement of creditors’ rights generally and by principles of equity, regardless of whether such enforceability is considered in a proceeding at law or in equity.  Except as set forth on the HGF Disclosure Schedule, to the knowledge of HGF, there is not under any of such leases any existing default or event of default or event which, with notice or lapse of time or both, would constitute a default.  The HGF Disclosure Schedule contains a copy of HGF’s depreciation schedule, which lists all fixed assets with an original cost greater than $5,000.  True and correct copies of HGF’s personal property leases have been provided to ABE or its representatives.

(b)           The HGF Disclosure Schedule sets forth a complete list of (i) all real property and interests in real property owned in fee by HGF (individually, an “Owned HGF Property” and collectively, the “Owned HGF Properties”), and (ii) all real property and interests in real property leased or occupied by HGF, or which HGF has the right to occupy, now or in the future (individually, a “Leased HGF Property” and collectively, the “Leased HGF Properties”; the  Owned HGF Properties and the Leased HGF Properties may hereinafter be individually referred to as the “HGF Property” and collectively as the “HGF Properties”).  Each agreement pursuant to which HGF leases or occupies (or has the right to lease or otherwise occupy) any Leased HGF Property may hereinafter be referred to as a “HGF Real Property Lease.”

(c)           Title insurance policies have been issued insuring HGF’s fee simple title to each parcel of the Owned HGF Property in amounts at least equal to the purchase price thereof, and all premiums due under such policies have been paid and no claim has been made against any such policy.  True and correct copies of each of such title insurance policies have been provided to ABE or its representatives.  The Owned HGF Property constitutes all of the real property owned by HGF on the date hereof, and HGF has never owned any real property other than the Owned HGF Property.  There are no development or other agreements that limit the ability to protest real property taxes or assessments, fix minimum real estate taxes or require continued business operations with respect to any parcel of HGF Property.  Except as set forth on the HGF Disclosure Schedule, all HGF Property is in compliance with all laws and codes, including all zoning laws, codes and ordinances, for the current and intended purpose of the HGF Property.

(d)           HGF has paid all rent due and is not otherwise in material default under any HGF  Real Property Lease and to the knowledge of HGF no other party is in default thereof and no party to the HGF Real Property Leases has delivered written notice of any exercise of any termination rights with respect thereto.  True and correct copies of each of the HGF Real Property Leases have been provided to ABE or its representatives.  Each HGF Real Property Lease constitutes the entire agreement between the parties thereto.  There are no disputes, oral agreements or forbearance programs in effect as to any of the HGF Real Property Leases.  Except as set out in the HGF Disclosure Schedule:  (i) no

estoppel certificates have been given by HGF to any mortgagee or other third party that would preclude the assertion of any claim by the tenant under any HGF Real Property Lease, affect any of the tenant’s rights or obligations under such HGF Real Property Lease or otherwise be binding upon any successor to HGF’s position under such HGF Real Property Lease; (ii) HGF has not contested since January 1, 2004, and is not currently contesting, any operating costs, real estate taxes or assessments or other charges payable by the tenant under such HGF Real Property Lease; (iii) there are no purchase options, rights of first refusal, first option or other rights held by HGF with respect to such HGF Real Property Lease, or the real estate and/or buildings affected by such HGF Real Property Lease that are not contained within such HGF Real Property Lease; and (iv) HGF has not exercised any option or right to terminate, renew or extend or otherwise affect the rights or obligations of the tenant under such HGF Real Property Lease or to purchase the real property subject to such HGF Real Property Lease.

(e)           All of the land, buildings, structures and other improvements used by HGF in the conduct of its business are included in the HGF Property.  Except for the HGF Real Property Leases and those items set forth in Section 3.7 of the HGF Disclosure Schedule, there are no leases, subleases or occupancy agreements in effect with respect to the HGF Property.  There are no pending or, to the knowledge of HGF, threatened or contemplated actions or proceedings regarding condemnation or other eminent domain actions or proceedings affecting the HGF Property or any part thereof or of any sale or other disposition of the HGF Property or any part thereof in lieu of condemnation.  No portion of the HGF Property has suffered any material damage by fire or other casualty which has not heretofore been completely repaired and restored.

Section 3.8             Proprietary Rights.

(a)           The HGF Disclosure Schedule sets forth all:  (1) patents and patent applications owned by HGF; (2) all material software used in the HGF Business,  (3) Internet domain names used in the HGF Business, (4) all registered copyrights and applications to register copyrights, (5) trademarks (with separate listings of registered and unregistered trademarks), and (6) trade names (the “HGF Proprietary Rights”).  The HGF Disclosure Schedule sets forth all licenses and other agreements with third parties (the “Third Party Licenses”) relating to any material patents, copyrights, software, technology, processes or trademarks (the “Third Party Technology”) that HGF is licensed or otherwise authorized by such third parties to use, market, distribute or incorporate into HGF products.  Except as set forth on the HGF Disclosure Schedule, HGF owns all right, title and interest in and to or has the right to use all HGF Proprietary Rights.  No claims have been asserted or threatened in writing against HGF by any person challenging HGF’s use of any HGF Proprietary Rights or challenging or questioning the validity or effectiveness of any material license or agreement relating thereto or alleging a violation of any person’s or entity’s privacy, personal or confidentiality rights.  To HGF’s knowledge, none of HGF’s products nor the use or exploitation of any HGF Proprietary Rights or the Third Party Technology in HGF’s current business infringes on the rights of or constitutes misappropriation of any proprietary information or intangible property right of any third person or entity.

(b)           To HGF’s knowledge, no current or former officer, manager, employee, partner, agent, consultant, or independent contractor of HGF:  (1) is in material violation of any term or covenant of any employment contract, patent disclosure agreement, invention assignment agreement, nondisclosure agreement, noncompetition agreement or any other contract with any other person by virtue of such officer’s, manager’s, employee’s, partner’s, agent’s, consultant’s or independent contractor’s being employed by, or performing services for, HGF or using trade secrets or proprietary information of others; or (2) has developed any technology, software or other copyrightable, patentable or otherwise proprietary work for HGF that is subject to any contract under which such officer, manager, employee, partner, agent, consultant or independent contractor has assigned or otherwise granted to any third party any rights in or to such technology, software or other copyrightable, patentable or otherwise proprietary work.

(c)           To HGF’s knowledge, there is no material unauthorized use, disclosure, infringement or misappropriation of any HGF Proprietary Rights or any Third Party Technology to the extent licensed by or through HGF by any person.  HGF has not entered into any agreement to indemnify any other person against any charge of infringement of any HGF Proprietary Rights.

(d)           HGF has taken all steps customary and reasonable in its industry to protect and preserve the confidentiality and proprietary nature of all HGF Proprietary Rights other confidential information not otherwise protected by patents, patent applications or copyright (“Confidential Information”).

Section 3.9             Employee Benefit Plans.

(a)           The HGF Disclosure Schedule lists, with respect to HGF and any trade or business (whether or not incorporated) that is treated as a single employer with HGF (an “ERISA Affiliate”) within the meaning of Section 414(b), (c), (m) or (o) of the Code, (i) all employee benefit plans (as defined in Section 3(3) of ERISA), (ii) each loan to a non-officer employee, loans to officers and any equity or phantom equity based plans, supplemental retirement, severance, sabbatical, medical, dental, vision care, disability, employee relocation, cafeteria benefit (Code Section 125) or dependent care (Code Section 129), life insurance or accident insurance plans, programs or arrangements, (iii) all bonus, pension, profit sharing, savings, deferred compensation or incentive plans, programs or arrangements, (iv) other fringe or employee benefit plans, programs or arrangements that apply to senior management of HGF and that do not generally apply to all employees, and (v) any current or former employment or executive compensation or severance agreements, written or otherwise, for the benefit of, or relating to, any present or former employee, consultant or director of HGF as to which (with respect to any of items (i) through (v) above) any potential liability is borne by HGF (together, the “HGF Employee Plans”).

(b)           HGF has delivered to ABE or its representatives a copy of each of the HGF Employee Plans and related plan documents (including trust documents, insurance policies or contracts, employee booklets, summary plan descriptions and other authorizing documents, and, to the extent still in its possession, any material employee communications relating thereto) and has, with respect to each HGF Employee Plan that is subject to ERISA reporting requirements, provided copies of the most recent Form 5500 reports filed.  Any HGF Employee Plan intended to be qualified under Section 401(a) of the Code (i) is the subject of an unrevoked favorable determination letter from the IRS with respect to such plan’s qualified status under the Code, as amended by that Tax legislation commonly known as “GUST” and “EGTRRA,” (ii) has remaining a period of time under the Code or applicable Treasury regulations or IRS pronouncements in which to request, and make any amendments necessary to obtain, such a letter from the IRS, or (iii) is a prototype or volume submitter plan entitled, under applicable IRS guidance, to rely on the favorable opinion or advisory letter issued by the IRS to the sponsor of such prototype or volume submitter plan.  HGF has also furnished ABE with the most recent IRS letter issued with respect to each such HGF Employee Plan that is maintained solely by HGF and its ERISA Affiliates (a “Single Employer Plan”), and to HGF’s knowledge, nothing has occurred since the issuance of each such letter which could reasonably be expected to cause the loss of the tax-qualified status of such HGF Employee Plan.  To HGF’s knowledge, nothing has occurred since the issuance of the most recent IRS letter that could reasonably be expected to cause the loss of the tax-qualified status of any HGF Employee Plan subject to Code Section 401(a) that is a Multi-Employer Plan or Multiple-Employer Plan.

(c)           (i) With respect to any HGF Employee Plans that are Single-Employer Plans, and to HGF’s knowledge, with respect to any HGF Employee Plans that are Multiple-Employer Plans, none of the HGF Employee Plans promises or provides retiree medical or other retiree welfare benefits to any person (other than as required under applicable statutory law or regulation); (ii) there has been no “prohibited transaction,” as such term is defined in Section 406 of ERISA and Section 4975 of the Code, with respect to any HGF Employee Plan; (iii) each HGF Employee Plan has been administered in all material respects in accordance with its terms and in all material respects in compliance with the requirements prescribed by any and all statutes, rules and regulations (including ERISA and the Code), and HGF and each subsidiary or ERISA Affiliate have performed all material obligations required to be performed by them under, are not in any material respect in default, under or violation of, and have no knowledge of any material default or violation by any other party to, any of the HGF Employee Plans; (iv) neither HGF nor any subsidiary or ERISA Affiliate is subject to any material liability or penalty under Sections 4976 through 4980 of the Code or Title I of ERISA with respect to any of the HGF Employee Plans; (v) all material contributions required to be made by HGF or any subsidiary or ERISA Affiliate to any HGF Employee Plan have been made on or before their due dates and a reasonable amount has been accrued for contributions to each HGF Employee Plan for the current plan years; (vi) no “reportable event” within the meaning of Section 4043 of ERISA (excluding any such event for which the 30 day notice requirement has been waived under the regulations to Section 4043 of ERISA) nor any event described in Section 4062, 4063 or 4041 of ERISA has occurred; and (vii) except as set forth in the HGF Disclosure Schedule, no HGF Employee Plan is covered by, and neither HGF nor any ERISA Affiliate has incurred or expects to incur any material liability under, Title IV of ERISA or Section 412 of the Code.  With respect to each HGF Employee Plan subject to ERISA as either an employee pension plan within the meaning of Section 3(2) of ERISA or an employee welfare benefit plan within the meaning of Section 3(1) of ERISA, HGF has prepared in good faith and timely filed all material governmental reports required to be filed by HGF (which were true and correct in all material respects as of the date filed) and has properly and timely filed and distributed or posted all material notices and reports to participants required to be filed, distributed or posted by HGF with respect to each such HGF Employee Plan.  Since January 1, 2002, no suit, administrative proceeding, action or other litigation has been brought, or to the knowledge of HGF is threatened, against or with respect to any such HGF Employee Plan, including any audit or inquiry by the IRS or United States Department of Labor.  Except as set forth in the HGF Disclosure Schedule, neither HGF nor any ERISA Affiliate is a party to, or has made any contribution to or otherwise incurred any obligation under, any “multi-employer plan” as defined in Section 3(37) of ERISA (a “Multi-Employer Plan”) or any plan maintained by more than one unrelated employer (a “Multiple-Employer Plan”).  Neither HGF nor any ERISA Affiliate has been notified by any Multiple-Employer Plan that it is a “substantial employer” with respect to such Multiple-Employer Plan that is subject to the withdrawal provisions of Section 4063 of ERISA, nor would HGF or any ERISA Affiliate have any liability to the Pension Benefit Guaranty Corporation under Section 4063 of ERISA if it withdrew from such a Multiple-Employer Plan on or before the date of this Agreement.

(d)           With respect to each HGF Employee Plan, HGF has complied in all material respects with (i) the applicable health care continuation and notice provisions of COBRA, (ii) the applicable requirements of the FMLA, (iii) the applicable requirements of HIPAA (iv) the applicable requirements of the ADA; (v) the ADEA, and (vi) the applicable requirements of WHCRA.

(e)           Except as set forth in the HGF Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former officer, manager, employee, partner, agent, consultant, independent contractor or other service provider of HGF or any other ERISA Affiliate to severance benefits or any other payment (including, without limitation, unemployment compensation, golden parachute or bonus), except as expressly provided in this Agreement, or (ii) accelerate the time of payment or vesting of any such benefits, or (iii) increase or accelerate any benefits or the amount of compensation due any such employee or service provider.

(f)            There has been no amendment to, written interpretation or written announcement by HGF or other ERISA Affiliate relating to, or change in participation or coverage under, any HGF

Employee Plan which would materially increase the expense of maintaining such Plan above the level of expense incurred with respect to that Plan for the most recent fiscal year included in the HGF Financial Statements other than as required by law.  No HGF Employee Plan will be subject to any surrender fees or services fees upon termination other than the normal and reasonable administrative fees associated with the termination of benefit plans.

(g)           The HGF Disclosure Schedule lists all “nonqualified deferred compensation plans” (within the meaning of Section 409A of the Code) to which HGF is a party.  Each such nonqualified deferred compensation plan to which HGF is a party complies in all material respects with the requirements of paragraphs (2), (3) and (4) of Section 409A(a) by its terms and has been operated in material compliance with such requirements.  No event has occurred that would be treated by Section 409A(b) as a transfer of property for purposes of Section 83 of the Code.

Section 3.10           Bank Accounts.  The HGF Disclosure Schedule sets forth the names and locations of all banks, trust companies, savings and loan associations, and other financial institutions at which HGF maintains accounts of any nature and the names of all persons authorized to draw thereon or make withdrawals therefrom.

Section 3.11           Contracts.

(a)            The HGF Disclosure Schedule lists all Contracts to which HGF is a party and (i) which require HGF to pay any third party an amount in excess of $10,000 per payment or in excess of $120,000 in the aggregate in any twelve month period, (ii) which require payments to HGF from any third party in an amount in excess of $10,000 per payment or in excess of $120,000 in the aggregate in any twelve month period, (iii) which restrict HGF from competing with any person or from carrying on its business anywhere in the world, or (iv) under which HGF guarantees the obligation of other persons or has agreed to acquire or guarantee the obligations of any other persons (collectively, the “HGF Material Contracts”).

(b)           All of the HGF Material Contracts are valid, binding obligations of HGF and are enforceable against HGF, and to HGF’s knowledge, are valid, binding obligations of, and are enforceable against, the other parties thereto in accordance with their respective terms, except in each case to the extent that enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting the enforcement of creditors’ rights generally and by general principles of equity, regardless of whether such enforceability is considered in a proceeding at law or in equity.  No HGF Material Contract contains any liquidated damages, penalty or similar provision.  To the knowledge of HGF, no party to any such HGF Material Contract intends to cancel, withdraw, modify or amend such contract, agreement or arrangement.

(c)           Except as set forth on the HGF Disclosure Schedule, HGF is not in default under or in breach or violation of, nor, to HGF’s knowledge, is there any valid basis for any claim of default by HGF under, or breach or violation by HGF of, any material provision of any HGF Material Contract.  To the knowledge of HGF, no other party is in default under or in breach or violation of, nor is there any valid basis for any claim of default by any other party under or any breach or violation by any other party of, any HGF Material Contract.

(d)           Except as set forth on the HGF Disclosure Schedule, none of the HGF Material Contracts provides for indemnification by HGF of any third party.  No claims have been made or, to HGF’s knowledge, threatened that could require indemnification by HGF, and HGF has not paid any amounts to indemnify any third party as a result of indemnification requirements of any kind.

Section 3.12           Orders, Commitments and Returns.  All agreements, contracts, or commitments for the purchase of supplies by HGF were made in the ordinary course of business.  Except as set forth on the HGF Disclosure Schedule, HGF does not have any oral contracts or arrangements for the sale of any product or service by HGF that require payments to or from any third party in an amount in excess of $10,000 per payment or in excess of $120,000 in the aggregate in any twelve month period.

Section 3.13           Compliance With Law.  To HGF’s knowledge, HGF and the operation of its business are in compliance in all material respects with all applicable laws and regulations material to the operation of its business.

Section 3.14           Labor Matters; No Discrimination.

(a)           HGF’s employees are not unionized.  To HGF’s knowledge, there is no union organizing activity pending with respect to HGF or the HGF Business.  HGF is not a party to a collective bargaining agreement.  HGF has not experienced any material work stoppage or other material labor difficulty.

(b)           There is not and has not been any claim against HGF or its officers, managers or employees, or to HGF’s knowledge, threatened against HGF or its officers, managers or employees, (i) based on actual or alleged unlawful discrimination, including but not limited to unlawful harassment because of race, national origin, age, sex, disability, religion or other protected-class status, or (ii) based on other actual or alleged tortious or otherwise unlawful conduct related to any person’s employment, or (iii) based on actual or alleged breach of contract, promissory estoppel, or other cause of action with respect to any person’s employment by HGF.

(c)           Except as set forth in the HGF Disclosure Schedule, there are no pending claims against HGF under any workers’ compensation plan or policy or for long term disability.  HGF has no material obligations under COBRA with respect to any former employees or qualifying beneficiaries thereunder.  There are no proceedings pending or, to the knowledge of HGF, threatened, between HGF and any of its employees.  The HGF Disclosure Schedule lists each HGF employee who is currently on leave from active employment, the reason for such leave, and the expected date of return to active employment, each person who is on a reduced schedule as an accommodation for a disability or under FMLA or any other similar state law.  No employee of HGF has been involuntarily terminated since August 31, 2006.

(d)           Except as set forth on the HGF Disclosure Schedule, no key employee of HGF has given notice to HGF, nor does HGF otherwise have knowledge, that any such key employee intends to terminate his or her employment with HGF.  The employment of each of the employees of HGF is “at will” and HGF does not have any obligation to provide any particular form or period of notice prior to terminating the employment of any of their respective employees, except as set forth on the HGF Disclosure Schedule.  As of the date hereof, except as contemplated by this Agreement, HGF has not entered into any Contract that obligates or purports to obligate ABE or Acquisition Sub to continue to employ any present or former employee or to offer to engage any present or former agent, consultant or independent contractor of HGF.

Section 3.15           Trade Regulation.  No claims have been communicated or threatened in writing against HGF with respect to wrongful termination of any dealer, distributor or any other marketing entity, discriminatory pricing, price fixing, unfair competition, false advertising, or any other violation of any laws or regulations relating to anti-competitive practices or unfair trade practices of any kind.

Section 3.16           Insider Transactions.  Except as set forth on the HGF Disclosure Schedule, no affiliate of HGF has any interest in any equipment or other property, real or personal, tangible or intangible of HGF, including, without limitation, any HGF Proprietary Rights or, to the knowledge of HGF, any creditor, supplier, customer, manufacturer, agent, representative, or distributor of HGF’s products; provided, however, that no such affiliate or other person shall be deemed to have such an interest solely by virtue of the ownership of less than 5% of the outstanding stock or debt securities of any publicly-held company, the stock or debt securities of which are traded on a recognized stock exchange.

Section 3.17           Employees, Independent Contractors and Consultants.  The HGF Disclosure Schedule lists all currently effective written consulting, independent contractor and/or employment agreements and other material agreements entered into by HGF and any individual officers, managers, employees, partners,  consultants, or independent contractors.  True and correct copies of all such written agreements have been provided to ABE or its representatives.  Also shown on the HGF Disclosure Schedule are the names, positions, salaries or other rate of compensation, including bonuses, of all persons presently employed by, or performing contract services for, HGF whose annual cash compensation, including bonuses in the last twelve months, exceeds $75,000.  Except as set forth on the HGF Disclosure Schedule, no bonus or other payment will become due to any HGF officer, manager, employee, partner, agent, consultant, or independent contractor as a result of this Agreement and the transactions contemplated hereby.

Section 3.18           Insurance.  HGF has insurance policies in effect covering the risks associated with its business and properties which are of such character and are in such amounts as are customarily maintained by entities engaged in the same or similar business similarly situated.  The HGF Disclosure Schedule contains a list of the principal policies of fire, liability and other forms of insurance currently held by HGF, and all claims made by HGF since January 1, 2006, under such policies.  To the knowledge of HGF, HGF has not done anything, either by way of action or inaction, that might invalidate such policies in whole or in part. There is no claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds.  All premiums due and payable under all such policies and bonds have been paid and HGF is otherwise in compliance with the terms of such policies and bonds in all material respects.  HGF has no knowledge of any threatened termination of, or material premium increase with respect to, any of such policies.

Section 3.19           Accounts Receivable.  Subject to any reserves set forth in the Most Recent HGF Balance Sheet, the accounts receivable shown on the Most Recent HGF Balance Sheet represent bona fide claims against debtors for sales and other charges, and are not subject to discount except for normal cash and immaterial trade discounts.

Section 3.20           Litigation.  Except as set forth on the HGF Disclosure Schedule, there is no private or governmental action, suit, charge, proceeding, claim, arbitration or investigation pending before any agency, court or tribunal, foreign or domestic, or, to the knowledge of HGF, threatened against HGF or any of its properties or any of its employees, officers, managers or partners (in their capacities as such).  There is no judgment, decree, probable cause or other finding, or order against HGF, or, to the knowledge of HGF, any of its managers, officers or partners (in their capacities as such).

Section 3.21           Governmental Authorizations and Regulations. HGF has obtained each material federal, state, county, local or foreign governmental or regulatory consent, license, permit, grant, order or other authorization of a Governmental Entity that is required for the operation of HGF’s business or the holding of any interest in any of its properties and to HGF’s knowledge, all of such authorizations are in full force and effect.  HGF has provided ABE or its representatives copies of all such authorizations.

Section 3.22           Subsidiaries.  HGF has no subsidiaries.  HGF does not own or control (directly or indirectly) any capital stock, bonds or other securities of, and does not have any proprietary interest in, any other corporation, limited liability company, general or limited partnership, firm, association or business organization, entity or enterprise, and HGF does not control (directly or indirectly) the management or policies of any other corporation, limited liability company, partnership, firm, association or business organization, entity or enterprise.

Section 3.23           Compliance with Environmental Requirements.

(a)            Except as set forth on the HGF Disclosure Schedule, to HGF’s knowledge, HGF has obtained all permits, licenses and other authorizations which are required under federal, state and local laws and relating to pollution or protection of the environment, including laws or provisions relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, or hazardous or toxic materials, substances, or wastes into air, surface water, groundwater, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants or hazardous or toxic materials, substances, or wastes or which are intended to assure the safety of employees, workers or other persons (collectively “Environmental Laws”).  To HGF’s knowledge, HGF is in compliance with all terms and conditions of all such permits, licenses and authorizations.  All such material permits, licenses and authorizations currently held by HGF are identified in the HGF Disclosure Schedule.

(b)           Except as set forth on the HGF Disclosure Schedule, there are no conditions, circumstances, activities, practices, incidents, or actions known to HGF which could reasonably be expected to form the basis of any claim, action, suit, proceeding, hearing, or investigation of, by, against or relating to HGF, based on or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling, or the emission, discharge, release or threatened release into the environment, of any pollutant, contaminant, or hazardous or toxic substance, material or waste.  Except as set forth on the HGF Disclosure Schedule, there is no Environmental Claim pending or, to HGF’s knowledge, threatened against HGF.

(c)            True and correct copies of all reports, licenses, permits, authorizations, disclosures and other documents of which it is aware relating in any way to the status of any of the HGF Property or otherwise relating to the business of HGF with respect to any Environmental Law have been provided to ABE or its representatives.

Section 3.24           Partnership Documents.  HGF has furnished to ABE or its representatives copies of (i) its Certificate of Limited Partnership and the HGF Agreement of Limited Partnership, as amended to date, (ii) all material permits, orders, and consents issued by any regulatory agency with respect to HGF or its operations, and all applications for such permits, orders and consents, (iii) records of any limited partnership proceedings, including any consents, actions, and meetings of the limited partners, the board of directors and any committees thereof.  The records of HGF provided hereunder are complete and accurate in all material respects, and the signatures appearing on all documents contained therein are the true or facsimile signatures of the persons purporting to have signed the same.

Section 3.25           No Brokers.  Neither HGF nor any Selling HGF Partner is obligated for the payment of fees or expenses of any broker or finder in connection with the origin, negotiation or execution of this Agreement or the other Transaction Documents or in connection with any transaction contemplated hereby or thereby.

Section 3.26           Offers.  HGF has suspended or terminated, and has the legal right to terminate or suspend, all negotiations and discussions of Acquisition Transactions with parties other than ABE.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF DF, SDWG AND HP

Each of DF, SDWG and HP represents and warrants to ABE and Acquisition Sub on behalf of itself only and not jointly that the statements contained in this Article IV with respect to it are true and correct:

Section 4.1             Organization. Such party is a limited liability company, cooperative or corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization.

Section 4.2             Authority; No Conflict; Required Filings and Consents.

(a)           Such party has all requisite corporate or limited liability company power to enter into this Agreement and all Transaction Documents to which it is or will become a party and to consummate the transactions contemplated by this Agreement and such Transaction Documents. The execution and delivery of this Agreement and such Transaction Documents and the consummation of the transactions contemplated by this Agreement and such Transaction Documents have been duly authorized by all necessary action on the part of such party including approval by its board, subject only, to the approval by HP’s members under the provisions Section 3.9(b)(ii) of the HP Operating Agreement.

(b)           This Agreement has been and such Transaction Documents have been or, to the extent not executed by it as of the date hereof, will be duly executed and delivered by such party. This Agreement and each of the Transaction Documents to which such party is a party constitutes, and each of the Transaction Documents to which it will become a party, when executed and delivered by such party, will constitute, assuming the due authorization, execution and delivery by the other parties hereto and thereto, and assuming the accuracy of the representations and warranties made in this Agreement by ABE and Acquisition Sub, the valid and binding obligation of such party, enforceable by ABE against it in accordance with their respective terms, except to the extent that enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting the enforcement of creditors’ rights generally and by general principles of equity, regardless of whether such enforceability is considered in a proceeding at law or in equity.

(c)           The execution and delivery by such party of this Agreement and the Transaction Documents to which it is or will become a party does not, and the consummation of the transactions contemplated by this Agreement and the Transaction Documents to which it is or will become a party will not, (i) conflict with, or result in any violation or breach of any provision of its organizational and other governing documents, (ii) to its knowledge, result in any violation or breach of, or constitute a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, contract or other agreement, instrument or obligation to which it is a party or by which it or any of its properties or assets may be bound, except for the items disclosed in Section 3.3(b) of the HGF Disclosure Schedule, if any, or (iii) to its knowledge, and assuming the accuracy of the representations and warranties made in this Agreement by ABE and Acquisition Sub, conflict with or violate any federal, state, local or municipal laws, statutes, ordinances, regulations and rules, or any orders, writs injunctions, awards, judgments and decrees applicable to its assets, properties and business (and any regulations promulgated thereunder).

(d)           Assuming the accuracy of the representations and warranties made in this Agreement by ABE and Acquisition Sub, none of the execution and delivery by such party of this Agreement or of any other Transaction Document to which it is or will become a party or the consummation of the transactions contemplated by this Agreement or such Transaction Document will require such party to obtain any consent, approval, order or authorization of, or make any registration, declaration or filing with, any Governmental Entity, except for such consents, orders, authorizations, filings, approvals, declarations and registrations that are listed on the HGF Disclosure Schedule.

Section 4.3             Litigation. There is no private or governmental action, suit, proceeding, claim, arbitration or investigation pending before any agency, court or tribunal, foreign or domestic, or, to the knowledge of such party, threatened against it that would in any way affect its ability to consummate the transactions contemplated by this Agreement. There is no judgment, decree or order against such party that would in any way affect its ability to consummate the transactions contemplated by this Agreement.

Section 4.4             Offers. Such party has suspended or terminated, and has the legal right to terminate or suspend, all negotiations and discussions of Acquisition Transactions with parties other than ABE.

Section 4.5             Purchase for Investment. SDWG has total assets in excess of $5,000,000 as contemplated in the definition of “accredited investor” in Rule 501(a) of the Securities Act and is an accredited investor. SDWG is acquiring the ABE Units for its own account and not with a view to the distribution or resale thereof within the meaning of Section 2(11) of the Securities Act; and further represents that it has not adopted a plan or agreement providing for its dissolution, for a pro rata or similar distribution of the ABE Units being acquired by it, or adopted resolutions relative to the foregoing and it does not have a preexisting plan for distribution of the ABE Units. SDWG has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and the risks of the transactions contemplated hereby.

Section 4.6             Ownership of HGF Limited Partnership Interests and DF Common Shares. Each of SDWG and HP owns its HGF Limited Partnership Interests free and clear of all Encumbrances and each of SDWG and HP owns its DF Common Shares free and clear of all Encumbrances. The DF Common Shares are validly authorized, duly issued, fully paid and nonassessable, constitute all of the outstanding capital stock of DF and there are no outstanding warrants, options, subscriptions, or other agreements pursuant to which DF is or may become obligated to issue shares of capital stock or other securities of DF. DF is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, has all requisite corporate power to own, lease and operate its property and to carry on its business as now being conducted and has not engaged in any business other than as general partner of HGF.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF ABE AND ACQUISITION SUB

ABE and Acquisition Sub jointly and severally represent and warrant to HGF and the Selling HGF Partners that the statements contained in this Article V are true and correct, except as expressly set forth in the disclosure schedule delivered by ABE to HGF and the Selling HGF Partners on or before the date of this Agreement (the “ABE Disclosure Schedule”). The ABE Disclosure Schedule shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article V. As used in this Article V, the term “ABE” shall be deemed to include ABE and each of its subsidiaries. For purposes of this Agreement, each statement or other item of information set forth in one section of the ABE Disclosure Schedule shall be deemed to be a part of the representation and warranty to which it relates and shall be deemed to be a disclosure for all other sections of the ABE Disclosure Schedule; provided, that the mere listing in the ABE Disclosure Schedule of a document or other item shall not be deemed adequate to disclose an exception or qualification to a representation or warranty made in this Agreement (unless it is reasonably apparent that such exception or qualification relates to, or is applicable to, such representation or warranty).

Section 5.1             Organization of ABE and Acquisition Sub. ABE is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, has all requisite limited liability company power to own, lease and operate its property and to carry on its business as now being conducted, and is duly qualified or licensed to do business and is in good standing as a foreign limited liability company in each jurisdiction in which the nature of its business or ownership or leasing of properties makes such qualification or licensing necessary and where the failure to be so qualified or licensed could reasonably be expected to result in a Material Adverse Effect with respect to ABE. The ABE Disclosure Schedule contains a true and complete listing of the location of all offices, manufacturing facilities, and any other offices or facilities of ABE and its subsidiaries and a true and complete list of all states in which ABE or any of its subsidiaries maintains any employees. The ABE Disclosure Schedule contains a true and complete list of all states in which ABE or any of its subsidiaries is duly qualified or licensed to transact business as a foreign entity. Acquisition Sub is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, has all requisite limited liability company power to own, lease and operate its property and to carry on its business as now being conducted, and is duly qualified or licensed to do business and is in good standing as a foreign corporation in each jurisdiction in which the nature of its business or ownership or leasing of properties makes such qualification or licensing necessary and where the failure to be so qualified or licensed could reasonably be expected to result in a Material Adverse Effect with respect to ABE.

Section 5.2             ABE Capital Structure.

(a)           All of the outstanding ABE Units were validly issued, and are not subject to any capital calls, are fully vested and not subject to forfeiture by the holder thereof. All outstanding ABE Units were issued in compliance with applicable federal and state securities laws. Except as set forth in the ABE Operating Agreement, there are no obligations, contingent or otherwise, of ABE to repurchase, redeem or otherwise acquire any ABE Units or make any investment (in the form of a loan, capital contribution or otherwise) in any other entity. The ABE Disclosure Schedule sets forth: (i) the number of ABE Units or other equity securities of ABE, including restricted ABE Units, owned by Revis L. Stephenson III and Don Gales; (ii) the number of ABE Units or other equity securities of ABE that Mr. Stephenson and Mr. Gales have the right to purchase or otherwise acquire by virtue of the exercise of options or otherwise; and (iii) the status of Mr. Stephenson’s and Mr. Gales’ right to purchase or otherwise acquire ABE Units.

(b)           Except as set forth in the ABE Disclosure Schedule, there are no equity securities of any class or series of ABE, or any security exchangeable into or exercisable for such equity securities, issued, reserved for issuance or outstanding. Except for this Agreement and as may be contemplated by the Investor Rights Agreement, there are no options, warrants, equity securities, calls, rights, commitments, understandings or agreements of any character to which ABE is a party or by which it is bound obligating ABE to issue, deliver or sell, or cause to be issued, delivered or sold, additional ABE Units or obligating ABE to grant, extend or enter into any such option, warrant, equity security, call, right, commitment or agreement. Except for this Agreement, the sale of ABE Units contemplated by the Form SB-2 registration statement filed by ABE with the SEC on September 13, 2006 and option grants after the date hereof to new employees of ABE in the ordinary course of business, ABE is not in discussion, formal or informal, with any person or entity regarding the issuance of any equity or debt securities of ABE. Except as provided in this Agreement, the ABE Operating Agreement and the other Transaction Documents or any transaction contemplated hereby or thereby, there are no voting trusts, proxies or other agreements or understandings with respect to the voting of the ABE Units. No ABE securityholder had the right, whether pursuant to applicable law, contract or otherwise, to purchase or acquire any portion of a prior issuance of ABE securities that was not satisfied, waived (including, if applicable, through the expiration of a relevant notice period) to the extent not satisfied, or validly cancelled. ABE has not granted any person or entity any registration rights with respect to any of its securities, issued or unissued.

(c)           Except for restrictions under the ABE Operating Agreement, the ABE Disclosure Schedule sets forth any agreements restricting the transfer of any securities of ABE, identifying the parties thereto, the number of securities subject to restriction and a summary of the restrictions (the “Lock-Up Agreements”). The Lock-Up Agreements are in full force and effect and are valid and binding obligations of the parties thereto in accordance with their respective terms, except to the extent that enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting the enforcement of creditors’ rights generally and by general principles of equity, regardless of whether such enforceability is considered in a proceeding at law or in equity. The ABE Disclosure Schedule sets forth a list of all prior transfers of ABE securities.

Section 5.3             Authority; No Conflict; Required Filings and Consents.

(a)           Each of ABE and Acquisition Sub has all requisite limited liability company power and authority to enter into this Agreement and all Transaction Documents to which it is or will become a party and to consummate the transactions contemplated by this Agreement and such Transaction Documents. The execution and delivery of this Agreement and such Transaction Documents and the consummation of the transactions contemplated by this Agreement and such Transaction Documents have been duly authorized by all necessary limited liability company action on the part of ABE and Acquisition Sub. This Agreement has been and such Transaction Documents have been or, to the extent not executed by ABE or Acquisition Sub as of the date hereof, will be duly executed and delivered by ABE and/or Acquisition Sub. This Agreement and each of the Transaction Documents to which ABE or Acquisition Sub is a party constitutes, and each of the Transaction Documents to which ABE or Acquisition Sub will become a party, when executed and delivered by ABE and/or Acquisition Sub, will constitute, assuming the due authorization, execution and delivery by the other parties hereto and thereto, the valid and binding obligation of ABE and/or Acquisition Sub, enforceable by HGF and the Selling HGF Partners against ABE and/or Acquisition Sub in accordance with their respective terms, except to the extent that enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting the enforcement of creditors’ rights generally and by general principles of equity, regardless of whether such enforceability is considered in a proceeding at law or in equity.

(b)           Except as set forth on the ABE Disclosure Schedule, the execution and delivery by ABE and Acquisition Sub of this Agreement and the Transaction Documents to which each is or will become a party does not, and the consummation of the transactions contemplated by this Agreement and the Transaction Documents to which each is or will become a party will not, (i) conflict with, or result in any violation or breach of any provision of the Certificate of Organization or operating agreement of ABE or Acquisition Sub, (ii) to the knowledge of ABE result in any violation or breach of, or constitute a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit) under any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, lease, contract or other agreement instrument or obligation to which ABE is a party or by which it or any of its properties or assets may be bound, or (iii) to the knowledge of ABE and assuming the accuracy of the representations and warranties made in this Agreement by SDWG, conflict with or violate any foreign, federal, state, local or municipal laws, statutes, ordinances, regulations and rules, or any orders, writs injunctions, awards, judgments and decrees applicable to the assets, properties and business.

(c)           None of the execution and delivery by ABE or Acquisition Sub of this Agreement or of any other Transaction Document to which ABE or Acquisition Sub is or will become a party or the consummation of the transactions contemplated by this Agreement or such Transaction Document will require ABE or Acquisition Sub to obtain any consent, approval, order or authorization of, or to make any registration, declaration or filing with, any Governmental Entity, except for such consents, authorizations, filings, approvals and registrations that are listed on the ABE Disclosure Schedule.

Section 5.4            SEC Filings. Each report, registration statement and definitive proxy statement filed by ABE with the Securities and Exchange Commission (the documents, the “ABE SEC Documents”), including the consolidated financial statements contained therein (the “ABE Financial Statements”): (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto and were timely filed; and (ii) as of the respective dates thereof did not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein in light of the circumstances under which they were made not misleading. The ABE Financial Statements (i) are in accordance with the books and records of ABE; (ii) were prepared in accordance with GAAP on a consistent basis throughout the periods covered, except as may be indicated in the notes to such financial statements and, in the case of unaudited statements, as permitted by Form 10-QSB of the SEC, and except that unaudited financial statements may not contain footnotes and are subject to year-end adjustments; and (iii) fairly present the consolidated financial position of ABE and its subsidiaries as of the respective dates thereof and the consolidated results of operations, cash flows and the changes in members’ equity of ABE and its subsidiaries for the periods covered thereby. Except as set forth in the ABE Financial Statements, neither ABE nor its subsidiaries has any material debt, liability or obligation of any nature, whether accrued, absolute, contingent or otherwise, whether due or to become due other than liabilities incurred in the ordinary course of business subsequent to June 30, 2006, and liabilities of the type not required under GAAP to be reflected in such financial statements.

Section 5.5             Tax Matters.

(a)           All Returns required to be filed prior to the date hereof by or on behalf of ABE have been duly filed on a timely basis, and such Returns are true, complete and correct in all material respects. All Taxes shown to be payable on such Returns or on subsequent assessments with respect thereto, and all payments of estimated Taxes required to be made prior to the date hereof by or on behalf of ABE with respect to such Returns have been paid in full on a timely basis and no other Taxes are payable by ABE with respect to items or periods covered by such Returns (whether or not shown on or reportable on such Returns). ABE has withheld and paid over all Taxes required to have been withheld and paid over, and complied with all information reporting and backup withholding requirements, including maintenance of required records with respect thereto, in connection with amounts paid or owing to any employee, creditor, independent contractor or other third party. There are no liens on any of the assets of ABE with respect to Taxes, other than liens for Taxes not yet due and payable or for Taxes that ABE is contesting in good faith through appropriate proceedings and for which appropriate reserves have been established on the most recent balance sheet included in the ABE SEC Documents (the “Most Recent ABE Balance Sheet”). ABE has not at any time been (i) a member of an affiliated group of companies filing consolidated, combined or unitary income or franchise tax returns, or (ii) a member of any partnership or joint venture for a period for which the statue of limitations for any Tax potentially applicable as a result of such membership has not expired.

(b)           The amount of ABE’s liability for unpaid Taxes (whether actual or contingent) for all periods through the date of the Most Recent ABE Balance Sheet does not, in the aggregate, exceed the amount of the current liability accruals for Taxes reflected on the Most Recent ABE Balance Sheet, and the Most Recent ABE Balance Sheet reflects proper accrual in accordance with GAAP of all liabilities for Taxes payable after the date of the Most Recent ABE Balance Sheet attributable to transactions and events occurring prior to such date. No material amount of taxable income or liability for Taxes has been realized or incurred (or prior to and including the First Closing Date will be realized or incurred) since such date other than in the ordinary course of business.

(c)           HGF and the Selling HGF Partners have been furnished by ABE with true and complete copies of (i) income tax audit reports, statements of deficiencies, closing or other agreements received by or on behalf of ABE relating to Taxes, and (ii) all federal and state income or franchise tax Returns and state sales and use tax Returns for or including ABE for all periods since the inception of ABE. ABE does not do business in or derive income from any state other than states for which Returns have been duly filed and furnished to HGF and the Selling HGF Partners.

(d)           The Returns of ABE have never been audited by a government or taxing authority, nor is any such audit in process, pending or, to ABE’s knowledge, threatened. No deficiencies have been asserted, and ABE has not received notice (in writing) that it has not filed a Return or paid Taxes required to be filed or paid. ABE is neither a party to any action or proceeding for assessment or collection of Taxes, nor has such event been asserted or threatened (in writing) against ABE or any of its assets. No waiver or extension of any statute of limitations is in effect with respect to Taxes or Returns of ABE. ABE has disclosed on its federal and state income and franchise Returns all positions taken therein that could give rise to a substantial understatement penalty or comparable provisions of applicable state, local, foreign or other Tax laws.

(e)           Except as may be required as a result of the transactions contemplated hereby, ABE has not been and will not be required to include any material adjustment in taxable income for any Tax period (or portion thereof) or any comparable provision under state or foreign Tax laws as a result of transactions, events or accounting methods employed prior to the First Closing.

(f)            ABE is not, nor has it ever been, a party to any Tax sharing agreement.

(g)           ABE is not, nor has it ever been, taxable as a corporation under the Code. Since its organization, Acquisition Sub has been treated as a disregarded entity for federal income tax purposes and wholly-owned by ABE.

Section 5.6            Absence of Certain Changes or Events. Since the date of the Most Recent ABE Balance Sheet, other than as set forth in the ABE Disclosure Schedule, ABE has operated its business in the ordinary course consistent with its past practices, and, other than as set forth in the ABE Disclosure Schedule, since such date there has not been with respect to ABE any:

(a)           Material Adverse Effect on ABE or any change, event, circumstance, condition or effect that would reasonably be expected to result in a Material Adverse Effect on ABE;

(b)           amendment or change in its Certificate of Organization or Operating Agreement or the organizational documents of any of its subsidiaries;

(c)           incurrence, creation or assumption of: (i) any material Encumbrance on any of its assets or properties (other than Permitted Encumbrances), (ii) any material liability for borrowed money or (iii) any material liability as a guarantor or surety with respect to the obligations of others;

(d)           payment or discharge of any material Encumbrance on any of its assets or properties, other than in the ordinary course of business, or payment or discharge of any of its liabilities, other than in the ordinary course of business, after the date of the Most Recent ABE Balance Sheet;

(e)           material damage, destruction or loss of any material property or material asset, whether or not covered by insurance;

(f)            distribution made in respect of, the ABE Units, any direct or indirect purchase or other acquisition of any ABE Units or any change in any rights, preferences, privileges or restrictions of any ABE Units;

(g)           material change or increase in the compensation payable or to become payable to any of its officers, managers, employees, members, agents, consultants, or independent contractors, or in any bonus, commission, expense reimbursement, pension, severance, retention, or insurance plan of ABE or in any other benefit payment or arrangement made to or with any of such officers, managers, employees, members, agents, consultants, or independent contractors or any material modification of any “nonqualified deferred compensation plan” as defined in Code Section 409A;

(h)           material change with respect to its management, supervisory or other key personnel of ABE, termination of employment of a material number of employees of ABE; termination of the engagement of a material number of agents, consultants, or independent contractors of ABE; or any union organizing activity at any ABE facility;

(i)            liability incurred by it to any of its officers, managers, employees, members, agents, consultants, or independent contractors except for normal and customary compensation and expense allowances in the ordinary course of its business consistent with its past practices;

(j)            loan, advance (other than ordinary advances for work-related expenses) or capital contribution to, or any investment in, any of its officers, managers or members or any firm or business enterprise in which any such person had a direct or indirect material interest at the time of such loan, advance, capital contribution or investment;

(k)           entering into, amendment of, relinquishment, termination or nonrenewal of any ABE Material Contract other than in the ordinary course of its business consistent with its past practices, default by ABE under any such Material Contract; or written assertion by the other party thereto of any material problems with its services or performance under such Material Contract or such other party’s desire to so amend in any material respect, relinquish, terminate or not renew any such Material Contract;

(l)            entering into any Contract that by its terms requires or contemplates a current and/or future financial commitment, expense, or obligation on its part that involves any individual payment in excess of $10,000 or aggregate payments in excess of $120,000 in any twelve month period;

(m)          making or entering into any Contract with respect to any acquisition, sale, or transfer of any material asset of ABE that is not entered into in the ordinary course of its business consistent with past practices;

(n)           material change in accounting policies, methods or practices (including any change in depreciation or amortization policies or rates or revenue recognition policies); change in Tax elections or methods; or revaluation of any asset, other than as a result of transactions contemplated by this Agreement;

(o)           deferral of the payment of any material accounts payable, or any material discount, accommodation or other concession made in order to accelerate or induce the collection of any receivable, in each case other than in the ordinary course of business consistent with past practice;

(p)           payment, directly or indirectly, of any material liability before the same became due and payable in accordance with its terms or otherwise than in the ordinary course of business consistent with past practice; or

(q)           announcement of, any negotiation by or any entry into any Contract to do any of the things described in the preceding clauses (a) through (p) (other than negotiations and agreements with HGF, DF, SDWG and HP and their representatives regarding the transactions contemplated by this Agreement).

Section 5.7             Title and Related Matters.

(a)           Except as set forth in the ABE Disclosure Schedule, ABE has good and valid title to all its properties, interests in properties and assets, real and personal, free and clear of all Encumbrances, except Permitted Encumbrances. The equipment of ABE used in the operation of its business is adequate for the business conducted by ABE and, to the knowledge of ABE, in good operating condition and repair, ordinary wear and tear excepted. All personal property leases to which ABE is a party are valid, binding obligations of ABE and are enforceable against ABE, and, to ABE’s knowledge are valid, binding on, and are enforceable against the other parties thereto and are in effect in accordance with their respective terms, except in each case to the extent that enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting the enforcement of creditors’ rights generally and by principles of equity, regardless of whether such enforceability is considered in a proceeding at law or in equity. To the knowledge of ABE, there is not under any of such leases any existing default or event of default or event which, with notice or lapse of time or both, would constitute a default. The ABE Disclosure Schedule contains a copy of ABE’s depreciation schedule, which lists all fixed assets with an original cost greater than $5,000. True and correct copies of ABE’s personal property leases have been provided to HGF or its representatives.

(b)           The ABE Disclosure Schedule sets forth a complete list of (i) all real property and interests in real property owned in fee by ABE (individually, an “Owned ABE Property” and collectively, the “Owned ABE Properties”), and (ii) all real property and interests in real property leased or occupied by ABE, or which ABE has the right to occupy, now or in the future (individually, a “Leased ABE Property” and collectively, the “Leased ABE Properties”; the Owned ABE Properties and the Leased ABE Properties may hereinafter be individually referred to as the “ABE Property” and collectively as the “ABE Properties”). Each agreement pursuant to which ABE leases or occupies (or has the right to lease or otherwise occupy) any Leased ABE Property may hereinafter be referred to as an “ABE Real Property Lease”.

(c)            Title insurance policies have been issued insuring ABE’s fee simple title to each parcel of the Owned ABE Property in amounts at least equal to the purchase price thereof, and all premiums due under such policies have been paid and no claim has been made against any such policy. True and correct copies of each of such title insurance policies have been provided to HGF or its representatives. The Owned ABE Property constitutes all of the real property owned by ABE on the date hereof, and ABE has never owned any real property other than the Owned ABE Property. There are no development or other agreements that limit the ability to protest real property taxes or assessments, fix minimum real estate taxes or require continued business operations with respect to any parcel of ABE Property. Except as set forth on the ABE Disclosure Schedule, all ABE Property is in compliance with all laws and codes, including all zoning laws, codes and ordinances, for the current and intended purpose of the ABE Property .

(d)           ABE has paid all rent due and is not otherwise in material default under any ABE Real Property Lease and to the knowledge of ABE no other party is in default thereof and no party to the ABE Real Property Leases has delivered written notice of any exercise of any termination rights with respect thereto. True and correct copies of each of the ABE Real Property Leases have been provided to HGF or its representatives. Each ABE Real Property Lease constitutes the entire agreement between the parties thereto. There are no disputes, oral agreements or forbearance programs in effect as to any of the ABE Real Property Leases. Except as set out in the ABE Disclosure Schedule: (i) no estoppel certificates or similar instruments have been given by ABE to any mortgagee or other third party that would preclude the assertion of any claim by the tenant under any ABE Real Property Lease, affect any of the tenant’s rights or obligations under such ABE Real Property Lease or otherwise be binding upon any successor to ABE’s position under such ABE Real Property Lease; (ii) ABE has not contested since January 1, 2004, and is not currently contesting, any operating costs, real estate taxes or assessments or other charges payable by the tenant under such ABE Real Property Lease; (iii) there are no purchase options, rights of first refusal, first option or other rights held by ABE with respect to such ABE Real Property Lease, or the real estate and/or buildings affected by such ABE Real Property Lease that are not contained within such ABE Real Property Lease; and (iv) ABE has not exercised any option or right to terminate, renew or extend or otherwise affect the rights or obligations of the tenant under such ABE Real Property Lease or to purchase the real property subject to such ABE Real Property Lease.

(e)            All of the land, buildings, structures and other improvements used by ABE in the conduct of its business are included in the ABE Property. Except for the ABE Real Property Leases, there are no leases, subleases or occupancy agreements in effect with respect to the ABE Property. There are no pending or, to the knowledge of ABE, threatened or contemplated actions or proceedings regarding condemnation or other eminent domain actions or proceedings affecting the ABE Property or any part thereof or of any sale or other disposition of the ABE Property or any part thereof in lieu of condemnation. No portion of the ABE Property has suffered any material damage by fire or other casualty which has not heretofore been completely repaired and restored.

Section 5.8             Proprietary Rights.

(a)           The ABE Disclosure Schedule sets forth all: (1) patents and patent applications owned by ABE; (2) all material software used in the ABE Business; (3) Internet domain names used in the ABE Business; (4) all registered copyrights and applications to register copyrights, (5) trademarks (with separate listings of registered and unregistered trademarks), and (6) trade names (the “ABE Proprietary Rights”). The ABE Disclosure Schedule sets forth all Third Party Licenses relating to Third Party Technology that ABE is licensed or otherwise authorized by such third parties to use, market, distribute or incorporate into ABE Products. ABE owns all right, title and interest in and to or has the right to use the ABE Proprietary Rights. No claims have been asserted or threatened in writing against ABE by any person challenging ABE’s use of any ABE Proprietary Rights or challenging or questioning the validity or effectiveness of any material license or agreement relating thereto or alleging a violation of any person’s or entity’s privacy, personal or confidentiality rights. To ABE’s knowledge, none of ABE’s products nor the use or exploitation of any ABE Proprietary Rights or the Third Party Technology in ABE’s current business infringes on the rights of or constitutes misappropriation of any proprietary information or intangible property right of any third person or entity.

(b)           To ABE’s knowledge, no current or former officer, manager, employee, member, agent, consultant, or independent contractor of ABE: (1) is in material violation of any term or covenant of any employment contract, patent disclosure agreement, invention assignment agreement, nondisclosure agreement, noncompetition agreement or any other contract with any other person by virtue of such officer’s, manager’s, employee’s, member’s, agent’s, consultant’s, or independent contractor’s being employed by, or performing services for, ABE or using trade secrets or proprietary information of others; or (2) has developed any technology, software or other copyrightable, patentable or otherwise proprietary work for ABE that is subject to any contract under which such officer, manager, employee, member, agent, consultant, or independent contractor has assigned or otherwise granted to any third party any rights in or to such technology, software or other copyrightable, patentable or otherwise proprietary work.

(c)           To ABE’s knowledge, there is no material unauthorized use, disclosure, infringement or misappropriation of any ABE Proprietary Rights, or any Third Party Technology to the extent licensed by or through ABE, by any person. ABE has not entered into any agreement to indemnify any other person against any charge of infringement of any ABE Proprietary Rights.

(d)           ABE has taken all steps customary and reasonable in its industry to protect and preserve the confidentiality and proprietary nature of all ABE Proprietary Rights and Confidential Information.

Section 5.9             Employee Benefit Plans.

(a)           The ABE Disclosure Schedule lists, with respect to ABE and any trade or business (whether or not incorporated) that is treated as an ERISA Affiliate within the meaning of Section 414(b), (c), (m) or (o) of the Code, (i) all employee benefit plans (as defined in Section 3(3) of ERISA), (ii) each loan to a non-officer employee, loans to officers and managers and any equity or phantom equity based plans, supplemental retirement, severance, sabbatical, medical, dental, vision care, disability, employee relocation, cafeteria benefit (Code Section 125) or dependent care (Code Section 129), life insurance or accident insurance plans, programs or arrangements, (iii) all bonus, pension, profit sharing, savings, deferred compensation or incentive plans, programs or arrangements, (iv) other fringe or employee benefit plans, programs or arrangements that apply to senior management of ABE and that do not generally apply to all employees, and (v) any current or former employment or executive compensation or severance agreements, written or otherwise, for the benefit of, or relating to, any present or former employee, consultant or director of ABE as to which (with respect to any of items (i) through (v) above) any potential liability is borne by ABE (together, the “ABE Employee Plans”).

(b)           ABE has delivered to HGF or its representatives a copy of each of the ABE Employee Plans and related plan documents (including trust documents, insurance policies or contracts, employee booklets, summary plan descriptions and other authorizing documents, and, to the extent still in its possession, any material employee communications relating thereto) and has, with respect to each ABE Employee Plan that is subject to ERISA reporting requirements, provided copies of the most recent Form 5500 reports filed. Any ABE Employee Plan intended to be qualified under Section 401(a) of the Code (i) is the subject of an unrevoked favorable determination letter from the IRS with respect to such plan’s qualified status under the Code, as amended by that Tax legislation commonly known as “GUST” and “EGTRRA,” (ii) has remaining a period of time under the Code or applicable Treasury regulations or IRS pronouncements in which to request, and make any amendments necessary to obtain, such a letter from the IRS, or (iii) is a prototype or volume submitter plan entitled, under applicable IRS guidance, to rely on the favorable opinion or advisory letter issued by the IRS to the sponsor of such prototype or volume submitter plan. ABE has also furnished ABE with the most recent IRS letter issued with respect to each such ABE Employee Plan, and, to ABE’s knowledge, nothing has occurred since the issuance of each such letter which could reasonably be expected to cause the loss of the tax-qualified status of any ABE Employee Plan subject to Code Section 401(a).

(c)           (i) None of the ABE Employee Plans promises or provides retiree medical or other retiree welfare benefits to any person (other than as required under applicable statutory law or regulation); (ii) there has been no “prohibited transaction,” as such term is defined in Section 406 of ERISA and Section 4975 of the Code, with respect to any ABE Employee Plan; (iii) each ABE Employee Plan has been administered in all material respects in accordance with its terms and in all material respects in compliance with the requirements prescribed by any and all statutes, rules and regulations (including ERISA and the Code), and ABE and each subsidiary or ERISA Affiliate have performed all material obligations required to be performed by them under, are not in any material respect in default, under or violation of, and have no knowledge of any material default or violation by any other party to, any of the ABE Employee Plans; (iv) neither ABE nor any subsidiary or ERISA Affiliate is subject to any material liability or penalty under Sections 4976 through 4980 of the Code or Title I of ERISA with respect to any of the ABE Employee Plans; (v) all material contributions required to be made by ABE or any subsidiary or ERISA Affiliate to any ABE Employee Plan have been made on or before their due dates and a reasonable amount has been accrued for contributions to each ABE Employee Plan for the current plan years; (vi) no “reportable event” within the meaning of Section 4043 of ERISA (excluding any such event for which the 30 day notice requirement has been waived under the regulations to Section 4043 of ERISA) nor any event described in Section 4062, 4063 or 4041 of ERISA has occurred; and (vii) no ABE Employee Plan is covered by, and neither ABE nor any subsidiary or ERISA Affiliate has incurred or expects to incur any material liability under, Title IV of ERISA or Section 412 of the Code. With respect to each ABE Employee Plan subject to ERISA as either an employee pension plan within the meaning of Section 3(2) of ERISA or an employee welfare benefit plan within the meaning of Section 3(1) of ERISA, ABE has prepared in good faith and timely filed all material governmental reports required to be filed by ABE (which were true and correct in all material respects as of the date filed) and has properly and timely filed and distributed or posted all material notices and reports to participants required to be filed, distributed or posted by ABE with respect to each such ABE Employee Plan. No suit, administrative proceeding, action or other litigation has been brought, or to the knowledge of ABE is threatened, against or with respect to any such ABE Employee Plan, including any audit or inquiry by the IRS or United States Department of Labor. Neither ABE nor any ERISA Affiliate is a party to, or has made any contribution to or otherwise incurred any obligation under, any Multi-Employer Plan or Multiple Employer Plan.

(d)           With respect to each ABE Employee Plan, ABE has complied in all material respects with (i) the applicable health care continuation and notice provisions of COBRA, (ii) the applicable requirements of FMLA, (iii) the applicable requirements of HIPAA; (iv) the applicable requirements of the ADA; (v) the ADEA, and (vi) the applicable requirements of WHCRA.

(e)           Except as set forth in the ABE Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former officer, manager, employee, member, agent, consultant, independent contractor or other service provider of ABE or any other ERISA Affiliate to severance benefits or any other payment (including, without limitation, unemployment compensation, golden parachute or bonus), except as expressly provided in this Agreement, or (ii) accelerate the time of payment or vesting of any such benefits, or (iii) increase or accelerate any benefits or the amount of compensation due any such employee or service provider.

(f)            There has been no amendment to, written interpretation or written announcement by ABE or other ERISA Affiliate relating to, or change in participation or coverage under, any ABE Employee Plan which would materially increase the expense of maintaining such Plan above the level of expense incurred with respect to that Plan for the most recent fiscal year included in the ABE SEC Documents other than as required by law. No ABE Employee Plan will be subject to any surrender fees or services fees upon termination other than the normal and reasonable administrative fees associated with the termination of benefit plans.

(g)           The ABE Disclosure Schedule lists all “nonqualified deferred compensation plans” (within the meaning of Section 409A of the Code) to which ABE is a party. Each such nonqualified deferred compensation plan to which ABE is a party complies in all material respects with the requirements of paragraphs (2), (3) and (4) of Section 409A(a) by its terms and has been operated in accordance with such requirements. No event has occurred that would be treated by Section 409A(b) as a transfer of property for purposes of Section 83 of the Code.

Section 5.10          Contracts.

(a)           All of the ABE Material Contracts are valid, binding obligations of ABE and are enforceable against ABE, and to ABE’s knowledge, are valid, binding obligations of, and are enforceable against, the other parties thereto in accordance with their respective terms, except in each case to the extent that enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting the enforcement of creditors’ rights generally and by general principles of equity, regardless of whether such enforceability is considered in a proceeding at law or in equity. No ABE Material Contract contains any liquidated damages, penalty or similar provision. To the knowledge of ABE, no party to any such ABE Material Contract intends to cancel, withdraw, modify or amend such contract, agreement or arrangement.

(b)           ABE is not in default under or in breach or violation of, nor, to ABE’s knowledge, is there any valid basis for any claim of default by ABE under, or breach or violation by ABE of, any material provision of any ABE Material Contract. To the knowledge of ABE, no other party is in default under or in breach or violation of, nor is there any valid basis for any claim of default by any other party under or any breach or violation by any other party of, any ABE Material Contract.

(c)           For purposes of this Agreement, an “ABE Material Contract” is (1) a contract required to be listed as an exhibit to the ABE SEC Documents; (2) any contract which requires ABE to pay any third party an amount in excess of $10,000 per payment or in excess of $120,000 in the aggregate in any twelve month period; (3) any contract which requires payments to ABE from any third party is an amount in excess of $10,000 per payment or in excess of $120,000 in the aggregate in any twelve month period; (4) any contract which restricts ABE from competing with any person or from carrying on its business anywhere in the world; or (5) any contract under which ABE guarantees the obligations of other persons or has agreed to acquire or guarantee the obligations of any other person.

(d)           Except as indicated on the ABE Disclosure Schedule, none of the ABE Material Contracts provides for indemnification by ABE of any third party. No claims have been made or, to ABE’s knowledge, threatened that could require indemnification by ABE, and ABE has not paid any amounts to indemnify any third party as a result of indemnification requirements of any kind.

Section 5.11          Compliance With Law. To ABE’s knowledge, ABE and the operation of its business are in compliance in all material respects with all applicable laws and regulations material to the operation of its business.

Section 5.12          Labor Matters; No Discrimination.

(a)           ABE’s employees are not unionized. To ABE’s knowledge, there is no union organizing activity pending with respect to ABE or the ABE Business. ABE is not a party to a collective bargaining agreement. ABE has not experienced any material work stoppage or other material labor difficulty.

(b)           There is not and has not been any claim against ABE or its officers, managers or employees, or to ABE’s knowledge, threatened against ABE or its officers, managers or employees, (i) based on actual or alleged unlawful discrimination, including but not limited to unlawful harassment, because of race, nationality, age, sex, disability, religion or other protected-class status, or (ii) based on other actual or alleged tortious or otherwise unlawful conduct related to any person’s employment, or (iii) based on actual or alleged breach of contract, promissory estoppel, or other cause of action, with respect to any person’s employment by ABE, nor, to the knowledge of ABE, is there any basis for any such claim.

(c)           There are no pending claims against ABE under any workers compensation plan or policy or for long term disability. ABE has no material obligations under COBRA with respect to any former employees or qualifying beneficiaries thereunder. There are no proceedings pending or, to the knowledge of ABE, threatened, between ABE and any of its employees. The ABE Disclosure Schedule lists each ABE employee who is currently on leave from active employment, the reason for such leave, and the expected date of return to active employment, each person who is on a reduced schedule as an accommodation for a disability or under FMLA or any other similar state law.

(d)           Except as set forth on the ABE Disclosure Schedule, no key employee of ABE has given notice to ABE, nor does ABE otherwise have knowledge, that any such key employee intends to terminate his or her employment with ABE. The employment of each of the employees of ABE is “at will” and ABE does not have any obligation to provide any particular form or period of notice prior to terminating the employment of any of their respective employees, except as set forth on the ABE Disclosure Schedule.

Section 5.13          Insider Transactions. Except as set forth on the ABE Disclosure Schedule, no affiliate of ABE has any interest in any equipment or other property, real or personal, tangible or intangible of ABE, including, without limitation, any ABE Proprietary Rights or, to the knowledge of ABE, any creditor, supplier, customer, manufacturer, agent, representative, or distributor of ABE’s products; provided, however, that no such affiliate or other person shall be deemed to have such an interest solely by virtue of the ownership of less than 5% of the outstanding stock or debt securities of any publicly-held company, the stock or debt securities of which are traded on a recognized stock exchange.

Section 5.14          Employees, Independent Contractors and Consultants. The ABE Disclosure Schedule lists all currently effective written consulting, independent contractor and/or employment agreements and other material agreements entered into by ABE and any individual officers, managers, directors employees, members, agents, consultants, or independent contractors. True and correct copies of all such written agreements have been provided to HGF or its representatives. Also shown on the ABE Disclosure Schedule are the names, positions, salaries or other rate of compensation, including bonuses, of all persons presently employed by, or performing contract services for, ABE whose annual cash compensation, including bonus, in the last twelve months exceeds $75,000. Except as identified in the ABE Disclosure Schedule, no bonus or other payment will become due to any ABE officer, director, manager, employee, member, agent, consultant, or independent contractor as a result of this Agreement and the transactions contemplated hereby.

Section 5.15          Insurance. ABE has insurance policies in effect covering the risks associated with its business and properties which are of such character and are in such amounts as are customarily maintained by entities engaged in the same or similar business similarly situated. The ABE Disclosure Schedule contains a list of the principal policies of fire, liability and other forms of insurance currently held by ABE, and all claims made by ABE since January 1, 2006 under such policies. To the knowledge of ABE, ABE has not done anything, either by way of action or inaction, that might invalidate such policies in whole or in part. There is no claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been paid and ABE is otherwise in compliance with the terms of such policies and bonds in all material respects. ABE has no knowledge of any threatened termination of, or material premium increase with respect to, any of such policies.

Section 5.16          Litigation. There is no private or governmental action, suit, charge, proceeding, claim, arbitration or investigation pending before any agency, court or tribunal, foreign or domestic, or, to the knowledge of ABE, threatened against ABE or any of its properties or any of its employees, officers, managers or members (in their capacities as such). There is no judgment, decree, probable cause or other finding, or order against ABE, or, to the knowledge of ABE, any of its directors, managers, officers or members (in their capacities as such).

Section 5.17          Governmental Authorizations and Regulations. ABE has obtained each material federal, state, county, local or foreign governmental or regulatory consent, license, permit, grant, order, or other authorization of a Governmental Entity that is required for the operation of ABE’s business or the holding of any interest in any of its properties, and to ABE’s knowledge, all of such authorizations are in full force and effect.

Section 5.18          Subsidiaries. ABE has no subsidiaries other than subsidiaries identified in the ABE SEC Documents. ABE does not own or control (directly or indirectly) any capital stock, bonds or other securities of, and does not have any proprietary interest in, any other corporation, limited liability company, general or limited partnership, firm, association or business organization, entity or enterprise, and ABE does not control (directly or indirectly) the management or policies of any other corporation, limited liability company, partnership, firm, association or business organization, entity or enterprise.

Section 5.19          Compliance with Environmental Requirements.

(a)            To ABE’s knowledge, ABE has obtained all permits, licenses and other authorizations which are required under Environmental Laws. To ABE’s knowledge, ABE is in compliance with all terms and conditions of all such permits, licenses and authorizations. All such material permits, licenses and authorizations currently held by ABE are identified in the ABE Disclosure Schedule.

(b)           There are no conditions, circumstances, activities, practices, incidents, or actions known to ABE which could reasonably be expected to form the basis of any claim, action, suit, proceeding, hearing, or investigation of, by, against or relating to ABE, based on or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling, or the emission, discharge, release or threatened release into the environment, of any pollutant, contaminant, or hazardous or toxic substance, material or waste. There is no Environmental Claim pending or, to ABE’s knowledge, threatened against ABE.

(c)            True and correct copies of all reports, licenses, permits, authorizations, disclosures and other documents of which it is aware relating in any way to the status of any of the ABE Property or otherwise relating to the business of ABE with respect to any Environmental Law have been provided to HGF or its representatives.

Section 5.20          ABE Documents. ABE has furnished to HGF or its representatives: (i) copies of its Certificate of Organization and the ABE Operating Agreement, each as amended to date; (ii) all material permits, orders, and consents issued by any regulatory agency with respect to ABE, its operations, or any securities of ABE, and all applications for such permits, orders, and consents, and (iii) its minute book containing consents, actions, and meetings of the unitholders, the board of directors and any committees thereof. The company minute books and other company records of ABE provided hereunder are complete and accurate in all material respects, and the signatures appearing on all documents contained therein are the true or facsimile signatures of the persons purporting to have signed the same.

Section 5.21          No Brokers. Neither ABE nor, to ABE’s knowledge, any ABE unitholder is obligated for the payment of fees or expenses of any broker or finder in connection with the origin, negotiation or execution of this Agreement or the other Transaction Documents or in connection with any transaction contemplated hereby or thereby.

Section 5.22          Interim Operations of Acquisition Sub. Acquisition Sub was formed by ABE solely for the purposes of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement. Acquisition Sub has no liabilities and, except for a subscription agreement pursuant to which all of its authorized membership interests were issued to ABE, is not a party to any agreement other than this Agreement and the Transaction Documents to which it is or may become a party and other agreements with respect to the appointment of registered agents.

Section 5.23          Valid Issuance of ABE Units. The ABE Units to be issued pursuant to the terms of this Agreement, when issued in accordance with the terms of this Agreement, (1) will be duly authorized and validly issued, (2) will not be subject to any capital calls or any preemptive rights created by statute, the Certificate of Organization of ABE or any contract or obligation to which ABE is a party of by which it is bound, other than those existing under the ABE Operating Agreement, and (3) will be issued in compliance with all applicable federal and state laws. Any person or entity that delivers to ABE in connection with the acquisition of ABE Units under this Agreement a counterpart signature page to the ABE Operating Agreement shall be deemed to be a “Member” as defined in the ABE Operating Agreement.

Section 5.24          Financing. ABE has, as of the date of this Agreement and will have immediately prior to the First Closing Date, sufficient cash, available lines of credit, binding commitment letters from financial institutions (copies of which have been provided to HGF and the Selling HGF Partners) or other sources of immediately available funds to enable it to pay the cash portion of the purchase price to SDWG, to pay the to Aventine the cash portion of the purchase price for its HGF Limited Partnership Agreement under the Partnership Interest Purchase Agreement attached as Exhibit C and to pay all fees and expenses related to the consummation of the transactions contemplated by this Agreement.

Section 5.25          Solvency. Immediately after giving effect to the First Closing and immediately after giving effect to the Second Closing, to ABE’s knowledge as of each applicable date, ABE will not (i) be insolvent (either because its financial condition is such that the sum of its debts is greater than the fair value of its assets or because the fair salable value of its assets is less than the amount required to pay its probable liability on its existing debts as they mature and a reasonable amount of all contingent liabilities), (ii) have unreasonably small capital with which to engage in its business, or (iii) have incurred debts beyond its ability to pay as they become due. No transfer of property is being made by ABE and no obligation is being incurred by ABE in connection with the transactions contemplated by this Agreement with the intent to hinder, delay, or defraud either present or future creditors of ABE.

ARTICLE VI

PRECLOSING COVENANTS OF HGF, SDWG AND HP

Section 6.1            Advice of Changes. Prior to the First Closing, HGF will promptly advise ABE in writing of any event known to HGF occurring subsequent to the date of this Agreement that would, or would be reasonably likely to, render any representation or warranty of HGF contained in this Agreement, if made on or as of the date of such event or the First Closing Date, untrue or inaccurate in any material respect. Each of SDWG and HP will promptly advise ABE in writing of any event known to it occurring subsequent to the date of this Agreement that would, or would be reasonably likely to, render any representation or warranty of such party contained in this Agreement, if made on or as of the date of such event or the First Closing Date, untrue or inaccurate in any material respect.

Section 6.2            Operation of Business. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the First Closing Date, HGF agrees (except to the extent that ABE shall otherwise consent in writing or as set forth in the HGF Disclosure Schedule), to carry on its business in the usual, regular and ordinary course in substantially the same manner as previously conducted, to pay its debts and Taxes when due, subject to good faith disputes over such debts or Taxes, to pay or perform other obligations when due, and, to the extent consistent with such business, use all reasonable efforts consistent with past practices and policies to preserve intact its present business organization, keep available the services of its present officers and key employees and preserve its relationships with customers, suppliers, distributors, licensors, licensees and others having business dealings with it, to the end that its goodwill and ongoing businesses would be unimpaired at the First Closing Date. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the First Closing Date, HGF shall promptly notify ABE of any event or occurrence not in the ordinary course of business. Except as expressly contemplated by this Agreement or as set forth in the HGF Disclosure Schedule, HGF shall not prior to the earlier of the termination of this Agreement or the First Closing Date, without the prior written consent of ABE:

(a)           (i) incur any indebtedness for borrowed money, except for such indebtedness (A) necessary to continue or complete construction on its Aberdeen and Huron facilities in an aggregate amount not to exceed the difference between $42 million and the aggregate amount of indebtedness incurred under clauses (B) and (C), (B) to make the distribution contemplated by Section 6.2(i), or (C) to make the deposit of the cash portion of the HP Purchase Price Escrow Amount with the Escrow Agent as contemplated by Section 2.3 of this Agreement, or (ii) guarantee any such indebtedness of another person or issue or sell any debt securities or guarantee any debt securities of another person;

(b)           (i) lend any money to any person, other than reasonable and normal advances to employees for bona fide expenses that are incurred in the ordinary course of business consistent with its past practices, (ii) make any investments in or capital contributions to, any person, (iii) forgive or discharge in whole or in part any material outstanding loans or advances, or (iv) prepay any indebtedness;

(c)           enter into any HGF Material Contract, violate, terminate, amend or otherwise modify or waive any of the material terms of any HGF Material Contract;

(d)           place or allow the creation of any Encumbrance (other than a Permitted Encumbrance) on any of its assets or properties other than Encumbrances related to debt incurred pursuant to 6.2(a) above;

(e)           except in the ordinary course of business consistent with past practices, sell, lease, license, transfer or dispose of any assets material to the HGF Business;

(f)            (i) pay, or commit to pay, any bonus, commission, fee, increased salary, severance or special remuneration to any officer, manager, employee, partner, agent, consultant, or independent contractor, (ii) amend, enter into or extend the term of any employment or other contract with any such person, (iii) adopt or amend any employee or compensation benefit plan, or amend any compensation, benefit, entitlement, grant or award provided or made under any such plan (except (1) in each case as required under ERISA, (2) as necessary to maintain the qualified status of such plan under the Code, or (3) to permit a cafeteria plan “grace period” as described in Internal Revenue Service Notice 2005-42) or (iv) materially modify any deferred compensation arrangement or plan, except as may be required by Section 409A of the Code.

(g)           (i) hire any additional officers or other employees, or engage any agents, consultants or independent contractors (except, in the case of employees other than officers of HGF, in the ordinary course of business consistent with past practice, including the hiring of employees to fill open positions), (ii) terminate the employment, change the title, office or position, or materially reduce the responsibilities of any officer, or terminate the engagement of any agents, consultants or independent contractors material to the operation of the HGF Business, or (iii) enter into any collective bargaining agreement or other contract with a labor union (unless required by applicable law);

(h)           change any of its material accounting policies or methods, except for such changes as may be required by changes in GAAP or applicable law, as concurred with HGF’s independent accountants and after notice to ABE;

(i)            declare, set aside or pay any cash or other distribution (whether in cash or property) in respect of its HGF Partnership Interests, or redeem, repurchase or otherwise acquire any HGF Partnership Interests or other securities, or pay or distribute any cash or property to any of its partners or make any other cash payment to any of its partners, provided, however that immediately prior to the First Closing HGF may distribute to the HGF Partners their Percentage Interest of $8,421,052 of cash from earnings, provided that the maximum amount of such cash distribution will be increased by 35% of earnings generated by HGF after October 15, 2006 through the First Closing;

(j)            terminate, waive or release any material right or claim;

(k)           issue, sell, create or authorize any HGF Partnership Interests or any other securities, or issue, grant or create any warrants, obligations, subscriptions, options, convertible securities, or other commitments to issue partnership interests or any securities that are potentially exchangeable for, or convertible into, HGF Partnership Interests;

(l)            merge, consolidate or reorganize with, acquire, or enter into any other business combination with any corporation, partnership, limited liability company or any other entity (other than ABE or Acquisition Sub), acquire a substantial portion of the assets of any such entity, or enter into any negotiations, discussions or agreements for such purpose;

(m)          amend its Certificate of Limited Partnership or Agreement of Limited Partnership;

(n)           license any of its products or HGF Proprietary Rights;

(o)           materially change any insurance coverage;

(p)           (i) agree to any audit assessment by any taxing authority, (ii) file any income tax Return or amendment to any income tax Return (unless copies of such income tax Return or amendment have first been delivered to ABE for its review at a reasonable time prior to filing), (iii) except as required by applicable law, make or change any material election for income tax purposes in respect of Taxes or adopt or change any material accounting method in respect of Taxes, or (iv) enter into any closing agreement, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

(q)           (i) initiate any material litigation, action, charge, suit, proceeding, claim or arbitration or (ii) settle or agree to settle any litigation, action, charge, suit, proceeding, claim or arbitration;

(r)            pay, discharge or satisfy, in an amount in excess of $10,000 in any one case or $120,000 in the aggregate, any liability arising otherwise than in the ordinary course of business;

(s)           materially change the manner in which it extends warranties, discounts or credits to customers;

(t)            defer the payment of any accounts payable other than in the ordinary course of business, or accelerate the collection of or discount, accommodate or otherwise make any concession or take any other action made or taken in order to accelerate or induce the collection of any accounts receivable other than in the ordinary course of business;

(u)           incur (i) any material monetary obligations under any leasing or similar arrangement which, in accordance with GAAP, are or would be classified as capitalized leases; (ii) whether or not so included as liabilities in accordance with GAAP: (A) any obligations to pay the deferred purchase price of property or services and debt secured by a lien on property owned or being purchased by HGF (including debt arising under conditional sales or other title retention agreements), whether or not such debt shall have been assumed by HGF or is limited in recourse; and (B) obligations in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise assure a creditor against loss in respect of, debt of another person of the type described in clause (i) or (ii)(A) above, or clause (iii) below; or (iii) any obligations to redeem, purchase or otherwise retire or extinguish any of its Partnership Interests at a fixed or determinable date (whether by operation of a sinking fund or otherwise), at another’s option or upon the occurrence of a condition not solely within the control of HGF (for example, redemption from future earnings); or

(v)           (i) agree to do any of the things described in the preceding clauses (a)-(u), (ii) take or agree to take any action that would reasonably be expected to make any of HGF’s representations or warranties contained in this Agreement materially untrue or incorrect, or (iii) take or agree to take any action that would reasonably be expected to prevent HGF from performing or cause HGF not to perform one or more covenants required hereunder to be performed by HGF.

For purposes of this Section 6.2, “HGF Material Contract” includes any contract arising subsequent to the date of this Agreement that would have been required to be listed on the HGF Disclosure Schedule pursuant to Section 3.11 had such contract been in effect on the date of this Agreement.

Section 6.3            Access to HGF Information. Until the First Closing, HGF shall allow ABE and its agents and representatives reasonable free access during normal business hours upon reasonable notice to its files, books, records, representatives, employees, agents and offices, including, without limitation, any and all information relating to Taxes, commitments, contracts, leases, licenses, and personal property and financial condition. Until the First Closing, HGF shall cause its accountants to cooperate with ABE and its agents in making available all financial information requested, including without limitation the right to examine all working papers pertaining to all financial statements prepared or audited by such accountants. Except for information or knowledge delivered in writing by a party to this Agreement to the senior executive officers of ABE, no information or knowledge obtained in any investigation pursuant to this Section will affect or be deemed to modify any representation or warranty contained in this Agreement or its exhibits and schedules. All such access shall be subject to the terms of the Confidentiality Agreements.

Section 6.4            Satisfaction of Conditions Precedent. HGF will use commercially reasonable efforts to satisfy or cause to be satisfied all the conditions precedent which are set forth in Sections 9.1 and 9.2, and SDWG (prior to the First Closing Date) and HP will use commercially reasonable efforts to cause the transactions contemplated by this Agreement to be consummated in accordance with the terms of this Agreement.

Section 6.5            Novations, Terminations, Amendments, Consents, Authorizations and Notices. HGF shall use its commercially reasonable efforts to obtain, prior to the First Closing, such written novations, terminations, amendments, consents and authorizations of third parties, give notices to third parties and take such other actions as may be necessary or appropriate in order to effect the consummation of the transactions contemplated by this Agreement and to keep in effect and avoid the breach, violation or termination of, or adverse change to, any HGF Material Contract. Prior to the First Closing, HGF shall use its commercially reasonable efforts to obtain those novations, terminations, amendments, consents and authorizations of third parties, and give notices to third parties, set forth in Section 6.5 of the HGF Disclosure Schedule (“HGF Material Consents”).

Section 6.6            Litigation. Prior to the First Closing, HGF shall notify ABE in writing promptly after receiving written notice of any material claim, action, charge, suit, arbitration, mediation, proceeding or investigation by or before any court, arbitrator or arbitration panel, board or governmental agency, initiated against it or, to the knowledge of HGF, threatened in writing against HGF or any if its officers, directors, employees or partners in their capacity as such, or, after receiving a written threat of any such action.

Section 6.7            Other Negotiations.

(a)            Following the date hereof and until termination of this Agreement pursuant to Section 10.1, none of HGF, DF, SDWG or HP will, or permit any of their respective officers, directors, employees, representatives (including, without limitation, accountants, attorneys, investment bankers or investors), agents, advisors and affiliates (on its behalf directly or indirectly through another person), (each, an “HGF Representative”) to, take any action to solicit, initiate, seek, encourage or support or take any other action designed to facilitate any inquiry, proposal or offer from, furnish any information (including this Agreement) to, or afford access to the properties, books or records of HGF to any corporation, partnership, person or other entity or group (other than ABE) regarding any acquisition of

HGF, any merger or consolidation with or involving HGF, or any acquisition of any material portion of the HGF Partnership Interests or assets of HGF or any material license of HGF Proprietary Rights (any of the foregoing being referred to in this Agreement as an “Acquisition Transaction”). HGF will, and will cause each HGF Representative to, immediately cease and cause to be terminated all discussions and negotiations, if any, that have taken place prior to the date hereof with any parties with respect to any proposed Acquisition Transaction other than the transactions contemplated hereby.

(b)           If between the date of this Agreement and the termination of this Agreement pursuant to Section 10.1, HGF (or, to the knowledge of HGF, an HGF Representative) receives from a third party any offer, modification of a prior offer or indication of interest regarding any Acquisition Transaction, or any request for information regarding any Acquisition Transaction, HGF shall (i) notify ABE immediately of such offer, indication of interest or request (which notice shall be provided orally and in writing, shall include the identity of such third party and the proposed terms of the Acquisition Transaction and shall include a copy of any written document setting forth the proposed terms of such Acquisition Transaction or any modification to a prior proposal regarding an Acquisition Transaction provided to HGF or an HGF Representative by such third party), and (ii) notify such third party of HGF’s obligations under this Agreement.

ARTICLE VII

PRECLOSING AND OTHER COVENANTS OF ABE AND ACQUISITION SUB

Section 7.1            Advice of Changes. ABE will promptly advise SDWG in writing of any event known to ABE occurring subsequent to the date of this Agreement that would, or would be reasonably likely to, render any representation or warranty of ABE contained in this Agreement, if made on or as of the date of such event, or the First Closing Date, untrue or inaccurate in any material respect. ABE will promptly advise HP in writing of any event known to known to ABE occurring subsequent to the First Closing Date that would, or would be reasonably likely to, render any representation or warranty in Sections 5.1, 5.2, 5.3, 5.4 (but only to the extent not attributable to a failure of HP to satisfy its obligations under Section 8.1), 5.5(g), 5.23 and 5.25 of this Agreement, if made on or as of the date of such event, or the Second Closing Date, untrue or inaccurate in any material respect.

Section 7.2            Operation of Business. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the termination of obligations with respect to the Second Closing under Section 10.4 of this Agreement, ABE agrees (except to the extent that SDWG and/or HP, as applicable, shall otherwise consent in writing), to carry on its business in the usual, regular and ordinary course in substantially the same manner as previously conducted, to pay its debts and Taxes when due, subject to good faith disputes over such debts or Taxes, to pay or perform other obligations when due, and, to the extent consistent with such business, use all reasonable efforts consistent with past practices and policies to preserve intact its present business organization, keep available the services of its present officers and key employees and preserve its relationships with customers, suppliers, distributors, licensors, licensees and others having business dealings with it, to the end that its goodwill and ongoing businesses would be unimpaired at the Second Closing Date. ABE shall promptly notify SDWG and HP of any event or occurrence not in the ordinary course of business.

Section 7.3            Access to ABE Information. ABE shall allow SDWG and its agents and representatives until the First Closing and HP and its agents and representatives until the Second Closing, reasonable free access during normal business hours upon reasonable notice to its files, books, records, representatives, employees, agents and offices, including, without limitation, any and all information relating to Taxes, commitments, contracts, leases, licenses, and personal property and financial condition. Until the First Closing, ABE shall cause its accountants to cooperate with SDWG and its agents and, until the Second Closing, ABE shall cause its accountants to cooperate with HP and its agents in making available all financial information requested, including without limitation the right to examine all working papers pertaining to all financial statements prepared or audited by such accountants. From the First Closing until the Second Closing, ABE shall cause HGF to be operated in the ordinary course of business consistent with past practices and shall cause HGF to be treated as a partnership for tax purposes. Except for information or knowledge delivered in writing by a party to this Agreement to the senior executive officers of HGF, no information or knowledge obtained in any investigation pursuant to this Section shall affect or be deemed to modify any representation or warranty contained in this Agreement or its exhibits and schedules. All such access shall be subject to the terms of the Confidentiality Agreements.

Section 7.4            Novations, Terminations, Amendments, Consents, Authorizations and Notices. ABE shall use its commercially reasonable efforts to obtain, prior to each of the First Closing and the Second Closing, such written novations, terminations, amendments, consents and authorizations of third parties, give notices to third parties and take such other actions as may be necessary or appropriate in order to effect the consummation of the transactions contemplated by this Agreement.

Section 7.5            Satisfaction of Conditions Precedent. ABE will use commercially reasonable efforts to satisfy or cause to be satisfied all the conditions precedent which are set forth in Sections 9.1, 9.3 and 9.4, and ABE will use commercially reasonable efforts to cause the transactions contemplated by this Agreement to be consummated in accordance with the terms of this Agreement.

Section 7.6            Litigation. ABE shall notify SDWG and HP prior to the First Closing and HP subsequent to the First Closing in writing promptly after receiving written notice of any material claim, action, charge, suit, arbitration, mediation, proceeding or investigation by or before any court, arbitrator or arbitration panel, board or governmental agency, initiated against it, or, to the knowledge of ABE, threatened in writing against ABE or any if its officers, directors, employees or members in their capacity as such or after receiving a written threat of any such action.

ARTICLE VIII

OTHER AGREEMENTS

Section 8.1            Preparation of the Form S-4; Information Statement; HP Member Meeting.

(a)            Form S-4; Information Statement. As soon as practicable following the date of this Agreement, HP shall prepare an information statement (the “Information Statement”) to be filed by ABE as a part of a registration statement filed by ABE on Form S-4 (the “Form S-4”) and ABE shall prepare and file with the SEC the Form S-4. The Information Statement shall be subject to the review of ABE and the Form S-4 shall be subject to the review of HP and any portion thereof which relates to a party shall be subject to the consent of such party (which consent may not be unreasonably withheld or delayed) prior to filing with the SEC. Each of ABE and HP shall use reasonable best efforts to have the Form S-4 declared effective under the Securities Act and to comply with all applicable state securities laws as promptly as practicable after such filing. HP shall use all reasonable best efforts to cause the Information Statement to be mailed to HP’s members as promptly as practicable after the Form S-4 is declared effective under the Securities Act and the compliance by ABE with all applicable state securities laws. ABE shall also take any action required to be taken under any applicable state securities laws in connection with the issuance of ABE Units and HP shall furnish all information concerning HP and its members as may be reasonably requested in connection with any such action. No filing of, or amendment or supplement to, the Form S-4 will be made by ABE, and no filing of, or amendment or supplement to, the Information Statement will be made by HP, in each case, without providing the other party and its respective counsel the reasonable opportunity to review and comment thereon. ABE will advise HP, promptly after it receives notice thereof, of the time when the Form S-4 has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the ABE Units issuable hereunder for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Form S-4 or comments thereon and responses thereto or requests by the SEC for additional information or any notice in connection with compliance with applicable state securities laws. If at any time prior to the Second Closing any information relating to ABE or HP, or any of their respective affiliates, officers or directors, should be discovered by ABE or HP which should be set forth in an amendment or supplement to the Form S-4 or the Information Statement, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other parties hereto, an appropriate amendment or supplement describing such information must be promptly filed with the SEC and, to the extent required by applicable law, disseminated to the members of HP and all requirements of applicable state securities laws shall be satisfied.

(b)           HP Obligations. HP shall take such action as may be necessary to ensure that (i) the information supplied by or on behalf of HP (or, with respect to periods ending on or prior to the First Closing, HGF) specifically for inclusion in the Form S-4 shall not at the time the Form S-4 becomes effective under the Securities Act contain any untrue statement of a material fact or omit to state any material fact required to be stated in the Form S-4 or necessary in order to make the statements in the Form S-4, in light of the circumstances under which they were made, not misleading, and (ii) the information supplied by or on behalf of HP (or, with respect to periods ending on or prior to the First Closing, HGF) for inclusion in the Information Statement shall not, on the date the Information Statement is first mailed to members of HP, at the time of the HP Member Meeting, or at time of the Second Closing, contain any untrue statement of a material fact, or omit to state any material fact necessary in order to make the statements made in the Information Statement, in light of the circumstances under which they are made, not misleading, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the HP Member Meeting that has become false or misleading. HP shall take such action as reasonably requested by ABE to facilitate compliance with all applicable state securities laws, including providing ABE with such information with respect to its members as may be necessary for ABE to determine which state securities laws may be applicable, provided that HP shall not be required to file a general consent to service of process in any states or jurisdictions, unless HP is already subject to service in such state or jurisdiction.

(c)            ABE Obligations. ABE shall take such action as may be necessary to ensure that (i) the information supplied by or on behalf of ABE (or, with respect to periods beginning after the First Closing, HGF) specifically for inclusion or incorporation by reference in the Form S-4 shall not at the time the Form S-4 becomes effective under the Securities Act contain any untrue statement of a material fact or omit to state any material fact required to be stated in the Form S-4 or necessary in order to make the statements in the Form S-4, in light of the circumstances under which they were made, not misleading, and (ii) the information supplied by or on behalf of ABE (or, with respect to periods beginning after the First Closing, HGF) for inclusion in the Information Statement shall not, on the date the Information Statement is first mailed to HP members, at the time of the HP Member Meeting or at the time of the Second Closing, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made in the Information Statement, in light of the circumstances under which they are made, not misleading, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the HP Member Meeting that has become false or misleading.

(d)           HP Member Meeting. HP shall, as soon as practicable following the later of the date that the Form S-4 is declared effective by the SEC or the date that ABE provides HP evidence reasonably satisfactory to HP that ABE has complied with all applicable state securities laws, duly call, give notice of, convene and hold, a meeting of its members (the “HP Member Meeting”) in accordance with applicable law, HP’s Articles of Organization and the HP Operating Agreement for the purpose of obtaining the HP member approval and shall, (1) through the board of managers of HP, recommend to its members the approval of the sale of HP’s HGF Limited Partnership Interests and HP’s DF Common Shares and the other transactions contemplated hereby and (2) use its reasonable best efforts to obtain such approval.

Section 8.2             Confidentiality. Each party acknowledges that ABE (through its representative Revis L. Stephenson III) and HGF (through its representative Bill Paulsen) and SDWG (through its representative Dale Locken) have previously executed Confidentiality Agreements dated as of June 1, 2006 (the “Confidentiality Agreements”), which agreements shall continue in full force and effect in accordance with their terms.

Section 8.3            No Public Announcement. None of the parties to this Agreement shall make any public announcement concerning this Agreement, their discussions or any other memoranda, letters or agreements between the parties relating hereto without each other party’s prior written consent (which shall not be unreasonably withheld); provided, however, that any of the parties, but only after reasonable consultation with each other party, may make disclosure if required under applicable law or the rules and regulations of the SEC; and provided further, however, that following execution of this Agreement or consummation of the First Closing, ABE may, in its sole discretion, make a public announcement regarding the transactions contemplated by this Agreement and the integration of the HGF Business into that of ABE provided such announcement has been approved in advance by SDWG and HP in their reasonable discretion; and provided, further, HP may, in its sole discretion, disclose the terms of this Agreement and all of the Transaction Documents and all material facts related to the negotiation thereof to its members as required by the terms of the HP Operating Agreement and the South Dakota Limited Liability Company Act or as may be advised by its legal counsel in connection with the HP Member Meeting.

Section 8.4            Further Assurances. Prior to and following the Closings, each party agrees to cooperate fully with the other parties and to execute such further instruments, documents and agreements and to give such further written assurances, as may be reasonably requested by any other party to better evidence and reflect the transactions described herein and contemplated hereby and to carry into effect the intents and purposes of this Agreement.

Section 8.5             FIRPTA. HGF shall deliver to ABE a non-foreign affidavit, dated as of the First Closing Date, sworn under penalty of perjury and in form and substance required under Treasury Regulations issued pursuant Section 1445 of the Code stating that HGF is not a “foreign person” as defined in Section 1445 of the Code (a “FIRPTA Affidavit”).

Section 8.6             Certain Employment Agreements. At the First Closing, ABE will guaranty the employment agreements entered into by HGF with its senior executives as disclosed in Section 3.17 of the HGF Disclosure Schedule.

Section 8.7             Expansion of Aberdeen Facility. ABE agrees to use commercially reasonable efforts to complete the previously planned expansion of HGF’s Aberdeen facility on the general terms and conditions contemplated under the current expansion plan included as Section 8.7 of the HGF Disclosure Schedule.

Section 8.8             Employee Related Matters. ABE covenants and agrees from the First Closing until December 31, 2006, it will cause HGF to continue to employ such employees on substantially similar terms and conditions as existed as of the First Closing Date, including without limitation at the same level of base pay, with the same rights to bonus payments, with the same seniority, title, position, level of responsibility, and with the same health and other benefits, and at the same location; provided, however, that after the First Closing ABE will take any and all action necessary to cause HGF to cease participation in the HGF Co-op Retirement Plan, and upon the date HGF ceases its participation in such plan, the HGF employees will no longer be entitled to participate in the HGF Co-op Retirement Plan. ABE further agrees to the extent permitted by law and the applicable employee benefit plan to permit HGF employees who participate in HGF’s Section 125 plans until March 15, 2007 to use any flexible spending amounts elected for the plan year beginning November, 1, 2006. As of the Second Closing Date, ABE shall assume, maintain and become responsible for all HGF employee benefit plans and programs, other than the HGF Co-op Retirement Plan, that existed as of the First Closing Date. Notwithstanding the foregoing, ABE agrees to assume and be responsible for HGF’s liability under the HGF Co-op Retirement Plan, including any withdrawal liability payable under Section 6.3(d) of such plan, and to take all necessary actions under such plan to provide for the payment of such liability. Nothing herein (i) shall require ABE to cause HGF to continue the employment of any HGF employee, (ii) restrict its ability to terminate, modify or adopt new employee benefit plans and programs after December 31, 2006, or (iii) limit ABE’s ability to make claims for indemnification arising from a breach of the representations and warranties in this Agreement of HGF.

Section 8.9             Distribution. SDWG agrees not to effect a distribution, liquidation or other similar transaction resulting in the distribution of ABE Units to its shareholders at anytime on or prior to the first anniversary of the First Closing Date.

Section 8.10           Tax Allocation. The parties agree that the allocation of the purchase price shall be as set forth in Exhibit B hereof.

Section 8.11          Federal Income Tax Matters.

(a)            The parties hereto agree that Acquisition Sub’s purchase of SDWG’s HGF Limited Partnership Interest and Aventine’s HGF Limited Partnership Interest will result in a termination of HGF for federal income tax purposes under Code Section 708. ABE shall cause HGF to prepare HGF’s federal and state income tax Returns for its tax year beginning January 1, 2006 and ending on the First Closing Date. The income, loss and credits allocable to such period shall be computed based upon an interim closing of the books. ABE shall cause HGF to provide SDWG and HP a copy of such income tax Returns at least 30 days prior to the due date (including any extension of such due date) of such income tax Returns for the approval of SDWG and HP prior to the filing of any such federal and state income tax Returns. SDWG shall be named as the tax matters partner for such interim tax Return ending with the First Closing Date.

(b)           After the First Closing, ABE, SDWG and HP shall (i) provide, and shall cause each of their affiliates to provide, to the other parties and their affiliates (at the expense of the requesting party) such information relating to HGF as ABE, SDWG or HP may reasonably request with respect to Tax matters and (ii) cooperating with each other in the conduct of any audit or other proceeding with respect to any Tax relating to HGF for each taxable period or portion thereof ending on or prior to the First Closing Date until the expiration of the applicable statute of limitations taking into account any and all extensions or waivers.

(c)            If ABE or any of its affiliates receives any written notice from any taxing authority proposing any adjustment to any income tax Return relating to any period ending on or prior to the First Closing Date, ABE shall provide SDWG and HP prompt written notice thereof and will agree to allow SDWG to act as the tax matters partner with respect to such Returns.

Section 8.12          Licenses. ABE agrees to comply with the terms and conditions of all Third Party Licenses to which SDWG is a party and that HGF uses, including the JDAS System License Agreement, dated March 20, 2006, between John Deere Agri Services, Inc. and SDWG, as amended.

ARTICLE IX

CONDITIONS TO FIRST CLOSING AND SECOND CLOSING

Section 9.1            Conditions to Each Party’s Obligation to Effect the First Closing. The respective obligations of each party to this Agreement to effect the First Closing shall be subject to the satisfaction prior to the First Closing Date of the following conditions:

(a)           Approvals. All authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Entity shall have been obtained, been filed or occurred, respectively. The parties shall have received all necessary consents and authorizations from CoBank, ACB to consummate the transactions contemplated by this Agreement.

(b)           No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the transactions contemplated hereby or limiting or restricting the conduct or operation of the HGF Business by ABE after the First Closing shall have been issued, nor shall any proceeding brought by a domestic administrative agency or commission or other domestic Governmental Entity or other third party, seeking any of the foregoing be pending or threatened; nor shall there be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the transactions contemplated hereby that makes the consummation of the transaction contemplated hereby illegal.

(c)           Aventine Agreement. Aventine shall have entered into a Partnership Interest Purchase Agreement in substantially the form attached hereto as Exhibit C.

Section 9.2            Additional Conditions to Obligations of ABE and Acquisition Sub. The obligations of ABE and Acquisition Sub to effect the First Closing are subject to the satisfaction of each of the following conditions, any of which may be waived in writing exclusively by ABE and Acquisition Sub:

(a)           Representations and Warranties. The representations and warranties of HGF set forth in this Agreement and qualified by materiality or Material Adverse Effect shall be true and correct in all respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the First Closing Date as though made on and as of the First Closing Date, and the representations and warranties of HGF set forth in this Agreement that are not so qualified shall be true and correct in all material respects as of the date of this Agreement and (except to the extent that such representations and warranties speak as of an earlier date) as of the First Closing Date as though made on and as of the First Closing Date except for changes contemplated by this Agreement. ABE shall have received a certificate signed on behalf of HGF by the manager or general partner of HGF to such effect. The representations and warranties of DF, SDWG and HP set forth in Article IV of this Agreement and qualified by materiality shall be true and correct in all respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the First Closing Date as though made on and as of the First Closing Date, and the representations and warranties of DF, SDWG and HP set forth in Article IV of this Agreement that are not so qualified shall be true and correct in all material respects as of the date of this Agreement and as of the First Closing Date as though made on an as of the First Closing Date.

(b)           Performance of Obligations of HGF. HGF shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the First Closing Date. ABE shall have received a certificate signed on behalf of HGF by the manager or general partner of HGF to such effect.

(c)           Performance of Obligations of SDWG and HP. Each of SDWG and HP shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the First Closing Date.

(d)           Non-Solicitation Agreements. Each of SDWG and HP shall deliver a Non-Solicitation Agreement in the form attached hereto as Exhibit D.

(e)           Escrow Agreement. ABE shall have received the Escrow Agreement duly executed and delivered by SDWG, HP and the Partners’ Representative.

(f)            ABE Operating Agreement. SDWG shall have executed and delivered to ABE in connection with the First Closing a counterpart signature page to the ABE Operating Agreement.

(g)           Opinion of HGF’s Counsel. ABE shall have received an opinion dated the First Closing Date of Blackwell Sanders Peper Martin LLP, counsel to HGF, as to the matters in the form attached hereto as Exhibit E.

(h)           Approvals. All HGF Material Consents shall have been obtained.

(i)            Employees. None of the employees of HGF listed on Section 9.2(i) of the HGF Disclosure Schedule shall have terminated or given notice or otherwise evidenced any intention to terminate his or her employment with HGF following the First Closing. Bill Paulsen shall have entered into an Employment Agreement with ABE or HGF in the form attached as Exhibit F.

(j)            Good Standing Certificates. ABE shall have received a certificate from the Office of the Secretary of State of Delaware and the State of South Dakota certifying that HGF is in good standing, is qualified to do business as a foreign limited partnership in South Dakota and, to the extent available from such Secretary of State or another state Governmental Entity, has paid all Taxes then due.

(k)           No Material Litigation. There shall be no material private or governmental action, charge, suit, proceeding, claim, arbitration or investigation of any nature relating to HGF or any of its officers, employees or partners (in their capacities as such) pending before any agency, court or tribunal and there shall be no material judgment, decree or order against HGF or any of its officers, employees or partners (in their capacities as such).

(l)            FIRPTA. ABE shall have received the FIRPTA Affidavits, duly executed on behalf of HGF by the manager or general partner of HGF.

(m)          Amendments to Agreement of Limited Partnership. DF, Acquisition Sub and HP shall have executed and delivered amendments to the Agreement of Limited Partnership in the form attached as Exhibit G, to be effective immediately after the First Closing.

Section 9.3            Additional Conditions to Obligations of SDWG. The obligation of SDWG to effect the First Closing is subject to the satisfaction of each of the following conditions, any of which may be waived, in writing, exclusively by SDWG:

(a)           Representations and Warranties. The representations and warranties of ABE and Acquisition Sub set forth in this Agreement and qualified by materiality or Material Adverse Effect shall be true and correct in all respects as of the date of this Agreement and (except to the extent such representations speak as of an earlier date) as of the First Closing Date as though made on and as of the First Closing Date, and the representations and warranties of ABE and Acquisition Sub set forth in this Agreement that are not so qualified shall be true and correct in all material respects as of the date of this Agreement and (except to the extent that such representations and warranties speak as of an earlier date) as of the First Closing Date as though made on and as of the First Closing Date. SDWG shall have received a certificate signed on behalf of ABE by the chief executive officer of ABE to such effect.

(b)           Performance of Obligations of ABE and Acquisition Sub. ABE and Acquisition Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the First Closing Date. SDWG shall have received a certificate signed on behalf of ABE by the chief executive officer of ABE to such effect.

(c)           Escrow Agreement. SDWG and HP shall have received the Escrow Agreement duly executed and delivered by ABE and the Escrow Agent.

(d)           Investor Rights Agreement. ABE shall have entered into the Investor Rights Agreement in the form attached as Exhibit H with SDWG and, if Aventine elects to become a party, Aventine.

(e)           Grain Origination Agreement. ABE shall have entered into the Grain Origination Agreement in the form attached as Exhibit I with SDWG.

(f)            Opinion of ABE Counsel. SDWG shall have received an opinion dated the date of the First Closing Date of Faegre & Benson LLP, counsel to ABE, as to the matters in the form attached hereto as Exhibit J.

(g)           Non-Solicitation Agreement. ABE shall deliver a Non-Solicitation Agreement in the form attached hereto as Exhibit K for the benefit of SDWG.

(h)           No Material Litigation. There shall be no material private or governmental action, charge, suit, proceeding, claim, arbitration or investigation of any nature relating to ABE or any of its officers, employees, members or managers (in their capacities as such) pending before any agency, court or tribunal and there shall be no material judgment, decree or order against ABE or any of its officers, employees, members or managers (in their capacities as such).

Section 9.4            Additional Conditions to the Obligations of HP and ABE to Effect the Second Closing. The obligation to effect the Second Closing shall be subject to, and only to, the following conditions:

(a)           Conditions to Each Party’s Obligations. The Form S-4 shall have been declared effective by the SEC and there shall not at the time of the Second Closing be issued and in effect any stop order or suspension of qualification of any of the ABE Units issuable thereunder. At the time of the Second Closing, ABE shall have complied with all applicable state securities laws related to the distribution of ABE Units to the HP members. The members of HP entitled to vote on or consent to HP’s approving the transactions contemplated by this Agreement in its capacity as a limited partner of HGF shall have given any approvals required of such members.

(b)           Additional Conditions to ABE’s Obligations. The representations and warranties of HP set forth in Sections 4.1, 4.2(a) and (b), 4.3 and the first sentence of 4.6 of this Agreement and qualified by materiality shall be true and correct in all respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Second Closing Date as though made on and as of the Second Closing Date, and the representations and warranties of HP set forth in such sections that are not so qualified shall be true and correct in all material respects as of the date of this Agreement and as of the Second Closing Date as though made on an as of the Second Closing Date. HP shall have performed in all material respects all obligations required to be performed by HP between the First Closing Date and the Second Closing. HP shall have delivered a certificate on behalf of HP to such effect. HP or any designee of HP receiving ABE Units at the Second Closing shall have executed and delivered to ABE in connection with the Second Closing a counterpart signature page to the ABE Operating Agreement.

(c)           Additional Conditions to HP Obligations. The representations and warranties of ABE and Acquisition Sub set forth in Sections 5.1, 5.2, 5.3, 5.4 (but only to the extent not attributable to a failure of HP to satisfy its obligations under Section 8.1), 5.5(g), 5.23 and 5.25 of this Agreement and qualified by materiality shall be true and correct in all respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Second Closing Date as though made on and as of the Second Closing Date, and the representations and warranties of ABE and Acquisition Sub set forth in such sections that are not so qualified shall be true and correct in all material respects as of the date of this Agreement and as of the Second Closing Date as though made on and as of the Second Closing Date. ABE shall have performed in all material respects all obligations required to be performed by such party between the First Closing Date and the Second Closing. ABE shall have delivered a certificate to such effect signed on behalf of ABE to such effect.

ARTICLE X

TERMINATION AND AMENDMENT

Section 10.1          Termination. This Agreement may be terminated at any time prior to the First Closing:

(a)           by mutual written consent of ABE and HGF;

(b)           by either ABE or HGF, by giving written notice to the other party, if a court of competent jurisdiction or other Governmental Entity shall have issued a nonappealable final order, decree or ruling or taken any other action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the First Closing.

(c)           by ABE, by giving written notice to HGF, if the First Closing shall not have occurred on or before November15, 2006 by reason of the failure of any condition precedent under Section 9.1 or 9.2 (unless the failure results primarily from a breach by ABE of any representation, warranty, or covenant of ABE contained in this Agreement or ABE’s failure to fulfill a condition precedent to closing or other default);

(d)           by HGF, by giving written notice to ABE, if the First Closing shall not have occurred on or before November 15, 2006 by reason of the failure of any condition precedent under Section 9.1 or 9.3 (unless the failure results primarily from a breach by HGF of any representation, warranty, or covenant of HGF contained in this Agreement or HGF’s failure to fulfill a condition precedent to closing or other default);

(e)           by ABE, if HGF or any HGF Representative shall have breached the terms of Section 6.7 in any respect.

(f)            by ABE, if HGF shall breach any representation, warranty, obligation or agreement hereunder such that the condition set forth in Section 9.2(a) and (b) would not be satisfied as of the time of such breach and such breach shall not have been cured within ten business days of receipt by HGF of written notice of such breach; provided, that the right to terminate this Agreement by ABE under this Section 10.1(f) shall not be available to ABE where ABE is at that time in material breach of this Agreement; or

(g)           by HGF, if ABE shall breach any representation, warranty, obligation or agreement hereunder such that the condition set forth in Section 9.3(a) and (b) would not be satisfied as of the time of such breach and such breach shall not have been cured within ten business days following receipt by ABE of written notice of such breach; provided, that the right to terminate this Agreement by HGF under this Section 10.1(g) shall not be available to HGF where HGF is at that time in material breach of this Agreement.

Section 10.2          Effect of Termination. In the event of termination of this Agreement as provided in Section 10.1, this Agreement shall immediately become void and there shall be no liability or obligation under this Agreement on the part of ABE, HGF, DF, SDWG, HP, Acquisition Sub or their respective officers, directors, members, partners or affiliates, except as set forth in Section 10.3 and further except that (i) the provisions of this Section 10.2, Section 10.3 and Article XII (other than Sections 12.1, 12.9 and 12.10) shall remain in full force and effect and survive any termination of this Agreement, (ii) nothing herein shall relieve HGF, DF, SDWG and HP from any liability in connection with any willful breach of such party’s covenants contained in Section 6.3, 6.5, 6.6 or 6.7 prior to termination of this Agreement or its obligations under the Confidentiality Agreements and (iii) nothing herein shall relieve ABE from any liability in connection with any willful breach of its covenants contained in Section 7.3, 7.4 or 7.6 prior to termination of this Agreement or its obligations under the Confidentiality Agreements.

Section 10.3          Fees and Expenses.

(a) Except as set forth in this Section 10.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not the First Closing or the Second Closing is consummated.

(b)           If this Agreement is terminated by ABE (i) pursuant to Section 10.1(f) by reason of (A) the failure of any representation or warranty qualified by materiality or Material Adverse Effect to be true and correct in all respects as of the date of this Agreement or the failure of any representation or warranty not so qualified to be true and correct in all material respects as of the date of this Agreement or (B) a breach of Section 6.3, 6.5, 6.6 or 6.7; HGF shall pay to ABE, and DF, SDWG and HP jointly and severally agree to cause HGF to pay, (X) a fee of $2.5 million and (Y) the aggregate legal, accounting, investment banking, broker’s and finder’s fees and expenses incurred by ABE in connection with this Agreement and the transaction contemplated hereby (which fees and expenses shall not exceed $250,000), if HGF or DF, SDWG, HP or any Affiliate takes any action to solicit, initiate, seek, encourage or support or takes any other action designed to facilitate any Acquisition Transaction within three months after the termination date of this Agreement. Such fees and expenses shall be payable to ABE immediately upon the taking of any such action and ABE shall be entitled to attorneys’ fees and its costs of collection if HGF refuses to pay such fees and expenses and it is ultimately determined that ABE is entitled to such fees and expenses.

Section 10.4          Termination of Obligations with Respect to the Second Closing. If the First Closing occurs, the rights and obligations of SDWG and ABE pursuant to this Agreement shall not terminate by reason of the failure to effect the Second Closing. Without affecting the rights and obligations of SDWG and ABE under this Agreement, either ABE or HP may by giving written notice to the other party, terminate any obligations to effect the Second Closing and any obligations dependant on the occurrence of the Second Closing if (i) the required approval of the members of HP contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required approvals at the HP Member Meeting or at any adjournment thereof, (ii) by ABE by reason of the failure of any condition precedent under Section 9.4(b) or (iii) by HP by reason of the failure of any condition precedent under Section 9.4(c). In the event such obligations are terminated by reason of a willful breach by HP of Section 6.4, 6.7 or 8.1(d) or a willful breach by ABE of Section 7.3, 7.4, 7.5 or 7.6, nothing herein shall relieve the breaching party from any liability in connection with any such willful breach. In the event of termination of the obligation with respect to the Second Closing, ABE and HP each agree to take all action necessary, including amendments to governing documents of DF, to cause the Board of Directors of DF to consist of five members. HP and ABE agree that so long as HP owns at least 49% of the stock of DF and Acquisition Sub owns at least 51% of the stock of DF, two of the directors of DF will be elected by HP, two of the directors of DF will be elected by Acquisition Sub and one of the directors of DF will be an independent director satisfactory to both HP and Acquisition Sub.

ARTICLE XI

ESCROW AND INDEMNIFICATION

Section 11.1          Indemnification of the ABE Indemnified Persons.

(a)           Each of DF and SDWG (if the First Closing occurs) and HP (if the Second Closing occurs) shall severally (based on each such holder’s Pro Rata Share), and not jointly, indemnify and hold harmless ABE and its officers, directors, agents, representatives, members and employees, (each hereinafter referred to individually as an “ABE Indemnified Person” and collectively as “ABE Indemnified Persons”) from and against any and all losses, costs, claims, damages, liabilities and expenses (including reasonable attorneys’ fees, other professionals’ and experts’ fees, costs of investigation and court costs) (collectively, “Damages”), directly or indirectly arising out of or resulting from:

(i)            any failure of any representation or warranty made by HGF in this Agreement or the HGF Disclosure Schedule to be true and correct as of the date of this Agreement and as of the First Closing Date (as though such representation or warranty were made as of the First Closing Date rather than the date of this Agreement, except in the case of any individual representation and warranty which by its terms speaks only as of a specific date or dates);

(ii)           any breach of any certification, representation or warranty made by HGF pursuant to Section 9.2 to be true and correct as of the date such certificate is delivered to ABE; or

(iii)          any breach of any of the covenants or agreements made by HGF in this Agreement with respect to periods prior to the First Closing.

(b)           SDWG (if the First Closing occurs) and HP (if the Second Closing occurs) shall, severally and not jointly, indemnify and hold harmless the ABE Indemnified Persons against all Damages directly or indirectly arising out of or resulting from:

(i)           any failure of any representation or warranty made by such party under Article IV of this Agreement to be true and correct as of the date of this Agreement and as of the First Closing Date (in the case of SDWG) or the Second Closing Date (in the case of HP) (as though such representation or warranty were made as of such Closing Date rather than the date of this Agreement); or

(ii)          any breach of any of the covenants or agreements made by such party in this Agreement.

(c)           In determining the amount of any Damages in respect of the failure of any representation or warranty to be true and correct for purposes of this Article XI only, any materiality standard or materiality qualification (including a Material Adverse Effect standard or qualification) contained in such representation or warranty shall be disregarded.

Section 11.2          Indemnification of the Partner Indemnified Persons. ABE shall indemnify and hold harmless SDWG (if the First Closing is consummated) and HP (if the Second Closing is consummated) and their officers, directors, agents, representatives, members and employees (each hereinafter referred to individually as an “HGF Indemnified Person” and collectively as “HGF Indemnified Persons”) from and against any Damages, directly or indirectly arising out of or resulting from:

(a)           any failure of any representation or warranty made by ABE or Acquisition Sub in this Agreement to be true and correct as of the date of this Agreement and as of the First Closing Date (as though such representation or warranty were made as of the First Closing Date rather than the date of this Agreement, except in the case of any individual representation and warranty which by its terms speaks only as of a specific date or dates);

(b)           any failure of any certification, representation or warranty made by ABE or Acquisition Sub pursuant to Section 9.3 to be true and correct as of the date such certificate is delivered to HGF;

(c)           any breach of any of the covenants or agreements made by ABE or Acquisition Sub in this Agreement or any breach of any of the covenants or agreements made by HGF in this Agreement subsequent to the First Closing; or

(d)           in the case of HP or an HGF Indemnified Person whose claim arises through HP, any failure of any representation or warranty made by ABE or Acquisition Sub in Section 5.1, 5.2, 5.3, 5.4 (but only to the extent not attributable to a failure of HP to satisfy its obligations under Section 8.1), 5.5(g), 5.23 or 5.25 of this Agreement to be true and correct as of the Second Closing Date (as though such representation or warranty were made as of the Second Closing Date rather than the date of this Agreement).

Section 11.3           Escrow Fund; Limitations on Liability.

(a)           At the First Closing, ABE Units constituting the Indemnification Escrow Amount applicable to the First Closing, and at the Second Closing, ABE Units constituting the Indemnification Escrow Amount applicable to the Second Closing, shall be deposited by ABE with Wells Fargo Bank, National Association (or such other institution selected by ABE with the reasonable consent of HGF) as escrow agent (the “Escrow Agent”). The deposit of the Indemnification Escrow Amount with the Escrow Agent constitutes the Escrow Fund (the “Escrow Fund”), which shall be governed by the terms set forth in this Article XI and in the Escrow Agreement. In addition to the Escrow Fund, ABE will deposit with the Escrow Agent the HP Purchase Price Escrow Amount which amount will not, except to the extent ABE Units are withheld at the Second Closing pursuant to Section 2.4, be deemed part of the Escrow Fund.

(b)           The Escrow Fund shall be the sole and exclusive recourse of the ABE Indemnified Parties against the Former HGF Partners for Damages pursuant to Section 11.1(a) and Section 11.1(b); provided, however, that this limitation shall not apply to any claim for Damages (1) involving fraud, criminal conduct or intentional misconduct, or (2) arising from a breach of any of the following sections of this Agreement: Sections 4.1, 4.2(a) or (b), 4.6, 6.2, 6.3, 6.5, 6.6 or 6.7. Notwithstanding anything to the contrary herein and subject to Sections 10.2 and 10.3, nothing in this Agreement shall limit: (i) the liability of any party in connection with any breach of such party of one of the other agreements referred to herein; or (ii) the liability of any officer, director, partner or employee of an entity for such individual’s fraud or intentional misrepresentation.

(c)           Notwithstanding the foregoing, none of the Former HGF Partners shall have any liability under Section 11.1(a) or 11.1(b) and ABE may not receive any ABE Units from the Escrow Fund unless and until an Officer’s Certificate or Certificates (as defined below) for an aggregate amount of ABE’s Damages in excess of $500,000 (the “Deductible Amount”) has been delivered to the Partners’ Representative and to the Escrow Agent; provided, however, that after an Officer’s Certificate or Certificates for an aggregate of Damages in excess of the Deductible Amount has been delivered, ABE shall be entitled to receive the full amount of Damages identified in such Officer’s Certificate or Certificates in excess of the Deductible Amount up to the Indemnification Escrow Amount; and provided further, however, that the Deductible Amount contemplated by this Section 11.3 shall not be applicable to claims made against the Escrow Fund (1) involving fraud, criminal conduct or intentional misconduct, or (2) arising from a breach of any of the following sections of this Agreement: Sections 6.2, 6.3, 6.5, 6.6 or 6.7, which claims shall be subject to indemnification and reimbursement on a first dollar basis.

(d)           In no event shall the total recovery of the HGF Indemnified Persons for Damages pursuant to Section 11.2 exceed $2,000,000; provided, however, that this limitation shall not apply to any claim for Damages (1) involving fraud, criminal conduct or intentional misconduct, or (2) arising from a breach of any of the following sections of this Agreement: Sections 5.1, 5.2(a), 5.3(a) or (b), 7.2, 7.3, 7.4, 7.6 or 8.12. Notwithstanding the foregoing, ABE shall not have any liability under Section 11.2(a) or (b) unless and until a Representative’s Certificate or Certificates (as defined below) setting forth claims for Damages in an aggregate amount in excess of the Deductible Amount has been delivered to ABE; provided, however, that after a Representative’s Certificate or Certificates for an aggregate of Damages in excess of the Deductible Amount has been delivered to ABE, the HGF Indemnified Persons shall be entitled to receive the full amount of Damages identified in such Representative’s Certificate or Certificates in excess of the Deductible Amount up to $2,000,000; provided, however, that the Deductible Amount contemplated by this Section 11.3(d) shall not be applicable to claims (1) involving fraud, criminal conduct or intentional misconduct, or (2) arising from a breach of any of the following sections of this Agreement: Sections 5.1, 5.2(a), 5.3(a) or (b), 7.2, 7.3, 7.4, 7.6 or 8.12, which claims shall be subject to indemnification and reimbursement on a first dollar basis.

(e)           Each ABE Unit shall be valued at $20.00 for purposes of any claims relating to the Escrow Fund.

Section 11.4           Escrow Period. The Escrow Fund shall terminate six months after the First Closing Date (the “Escrow Period”), provided, however, that the Escrow Agent shall retain that portion of the Escrow Fund, which, in the reasonable judgment of ABE, subject to the objection of the Partners’ Representative and the subsequent resolution of the matter in the manner provided in Section 11.7, are necessary to satisfy any unsatisfied claims specified in any Officer’s Certificate theretofore delivered to the Escrow Agent and the Partners’ Representative prior to termination of the Escrow Period with respect to Damages arising or litigation pending prior to expiration of the Escrow Period, shall remain in the Escrow Fund until such claims have been finally resolved.

Section 11.5           Claims for Damages during Escrow Period.

(a)           Upon receipt by the Escrow Agent on or before the last day of the Escrow Period of a certificate signed by any appropriately authorized officer of ABE (an “Officer’s Certificate”):

(i)            Stating the aggregate amount of ABE’s Damages or an estimate thereof, in each case to the extent known or determinable at such time; and

(ii)           Specifying in reasonable detail the individual items of such Damages included in the amount so stated, the date each such item was paid or properly accrued or arose, and the nature of the misrepresentation, breach or claim to which such item is related;

the Escrow Agent shall, subject to the provisions of Sections 11.3(c), Section 11.6 and Section 11.7 hereof and of the Escrow Agreement, deliver to ABE out of the Escrow Fund, as promptly as practicable, ABE Units having a value equal to such Damages all in accordance with the Escrow Agreement and this Section 11.5. Amounts paid or distributed from the Escrow Fund shall be allocated among Former HGF Partners in accordance with their Pro Rata Share.

(b)           Upon receipt by ABE on or before the last day of the Escrow Period of a certificate signed by the Partners’ Representative (the “Representative’s Certificate”):

(i)            Stating the aggregate amount of Damages incurred by the HGF Indemnified Persons or an estimate thereof, in each case to the extent know or determinable at such time; and

(ii)           Specifying in reasonable detail the individual items of such Damages included in the amount so stated, the date each such item was paid or arose, and the nature of the misrepresentation, breach or claim to which such item is related;

ABE shall, subject to the provisions of Section 11.3(d) and Section 11.7, deliver to the Partners’ Representative, within 10 days after the delivery of such Representative’s Certificate, the amount of such Damages, and Partners’ Representative shall pay such amounts to the HGF Indemnified Persons in accordance with their Pro Rate Share; provided that ABE shall not deliver such amount to the Partners’ Representative if ABE shall object in a written statement to the claim made in the Representative’s Certificate, and such statement shall have been delivered to the Partners’ Representative prior to the expiration of such 10 day period.

Section 11.6           Objections to Claims. At the time of delivery of any Officer’s Certificate to the Escrow Agent, a duplicate copy of such Officer’s Certificate shall be delivered to the Partners’ Representative and for a period of 30 days after such delivery, the Escrow Agent shall not deliver any portion of the Escrow Fund pursuant to Section 11.5 unless the Escrow Agent shall have received written authorization from the Partners’ Representative to make such delivery. After the expiration of such 30 day period, the Escrow Agent shall make delivery of any remaining ABE Units from the Escrow Fund in accordance with Section 11.5, provided, that no such delivery may be made if the Partners’ Representative shall object in a written statement to the claim made in the Officer’s Certificate, and such statement shall have been delivered to the Escrow Agent and to ABE prior to the expiration of such 30 day period.

Section 11.7           Resolution of Conflicts.

(a)           If the Partners’ Representatives shall object in writing to any claim or claims by ABE made in any Officer’s Certificate or otherwise, then ABE shall have 30 days to respond in a written statement to the objection of the Partners’ Representatives. If ABE shall object in writing to any claim or claims on behalf of the HGF Indemnified Person’s made in any Representative’s Certificate or otherwise, then the Partners’ Representative shall have 30 days to respond in a written statement to the objection of ABE. If after such applicable 30 day period there remains a dispute as to any claims, the Partners’ Representative and ABE shall attempt in good faith for 30 days to agree upon the rights of the respective parties with respect to each of such claims. If the Partners’ Representative and ABE should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties and, if the claim was made in any Officer’s Certificate, such memorandum shall be furnished to the Escrow Agent. The Escrow Agent shall be entitled to rely on any such memorandum and shall distribute ABE Units from the Escrow Fund in accordance with the terms of the memorandum.

(b)           If no such agreement can be reached after good faith negotiation, either ABE or the Partners’ Representative may, by written notice to the other, demand arbitration of the matter unless the amount of the damage or loss is at issue in pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration; and in either such event the matter shall be settled by arbitration conducted by three arbitrators. Within 15 days after such written notice is sent, ABE (on the one hand) and the Partners’ Representatives (on the other hand) shall each select one arbitrator, and the two arbitrators so selected shall select a third arbitrator. The decision of the arbitrators as to the validity and amount of any claim shall be binding and conclusive upon the parties to this Agreement, and notwithstanding anything in Section 11.5, the Escrow Agent shall be entitled to act in accordance with such decision and make or withhold payments out of the Escrow Fund in accordance with such decision.

(c)           Judgment upon any award rendered by the arbitrators may be entered in any court having jurisdiction. Any such arbitration shall be held in Chicago, Illinois under the commercial rules then in effect of the American Arbitration Association. The non-prevailing party to an arbitration shall pay its own expenses, the fees of each arbitrator, the administrative fee of the American Arbitration Association, and the expenses, including, without limitation, the reasonable attorneys’ fees and costs, incurred by the prevailing party to the arbitration.

Section 11.8           Partners’ Representative.

(a)           Dale Locken, Chief Executive Officer of SDWG, shall be constituted and appointed as the representative (the “Partners’ Representative”) for and on behalf of the Former HGF Partners and each HGF Indemnified Person to give and receive notices and communications, to authorize delivery to ABE of cash or other property from the Escrow Fund in satisfaction of claims by ABE, to object to such deliveries, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, and to take all actions necessary or appropriate in the judgment of the Partners’ Representative for the accomplishment of the foregoing. Such agency may be changed by the holders of a majority of ABE Units held in the Escrow Fund from time to time (or the holders of a majority of such ABE Units at the time the Escrow Fund is released if such change needs to be made after the release of the Escrow Fund) upon not less than 10 days’ prior written notice to ABE. No bond shall be required of the Partners’ Representative, and the Partners’ Representative shall receive no compensation for services. Notices or communications to or from the Partners’ Representative shall constitute notice to or from each of the Former HGF Partners and each HGF Indemnified Person.

(b)           The Partners’ Representatives shall not be liable for any act done or omitted hereunder as Partners’ Representative while acting in good faith, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith. The Former HGF Partners shall severally and pro rata, in accordance with their respective Pro Rata Shares, indemnify the Partners’ Representative and hold him harmless against any loss, liability or expense incurred without gross negligence or bad faith on the part of the Partners’ Representative and arising out of or in connection with the acceptance or administration of his duties under this Agreement or the Escrow Agreement.

(c)           The Partners’ Representative shall have reasonable access to information about HGF and ABE and the reasonable assistance of HGF’s and ABE’s officers, employees, members and partners for purposes of performing his duties and exercising his rights under this Article XI, provided, that the Partners’ Representative shall treat confidentially and not disclose any nonpublic information from or about HGF or ABE to anyone (except on a need to know basis to individuals who agree to treat such information confidentially).

Section 11.9           Actions of the Partners’ Representative. A decision, act, consent or instruction of the Partners’ Representative shall constitute a decision of all of the Former HGF Partners (or any HGF Indemnified Person) and shall be final, binding and conclusive upon each such Former HGF Partner (and HGF Indemnified Person), and the Escrow Agent and ABE may rely upon any decision, act, consent or instruction of the Partners’ Representative as being the decision, act, consent or instruction of each and every such Former HGF Partner (and HGF Indemnified Person). The Escrow Agent and ABE are hereby relieved from any liability to any person for any acts done by them in accordance with such decision, act, consent or instruction of the Partners’ Representative.

Section 11.10         Defense of Third-Party Claims.

(a)            If an Indemnitee receives notice of the assertion or commencement of any claim, demand, action, arbitration, investigation, inquiry or proceeding by any person who is neither a party to this Agreement nor an affiliate of a party to this Agreement (in each case, a “Third Party Claim”) for which the Indemnitee claims a right to indemnification under this Article XI from the other party (the “Indemnifying Party”), the Indemnitee will promptly give written notice of such Third Party Claim to the Indemnifying Party. Such notice will describe the nature of the Third Party Claim in reasonable detail and will indicate the estimated amount, to the extent practicable, of the Damages that the Indemnitee claims it has sustained or may sustain as a result of such Third Party Claim. The Indemnifying Party, at its sole cost and expense, will have the right, upon written notice to the Indemnitee, to assume the defense of the Third Party Claim while reserving its right to contest the issue of whether it is liable to the Indemnitee for any indemnification hereunder with respect to such Third Party Claim.

(b)           If the Indemnifying Party assumes the defense of a Third Party Claim pursuant to Section 11.10(a), the Indemnifying Party will appoint counsel reasonably satisfactory to the Indemnitee for the defense of such Third Party Claim, will diligently pursue such defense, and will keep the Indemnitee reasonably informed with respect to such defense, including providing copies of all pleadings, notices and communications with respect to the Third Party Claim to the extent that receipt of such documents by the Indemnifying Party does not affect any privilege relating to the Indemnitee. The Indemnitee will cooperate with the Indemnifying Party and its counsel, including permitting reasonable access to books, records, and personnel, in connection with the defense of any Third Party Claim (provided, that any out-of-pocket costs incurred by the Indemnitee in providing such cooperation will be paid by the Indemnifying Party). The Indemnitee may participate in, but not determine or conduct, any defense, including appointing separate counsel, but the costs of such participation will be borne solely by the Indemnitee. The Indemnifying Party will have full authority, in consultation with the Indemnitee, to make all decisions and determine all actions to be taken with respect to the defense and settlement of the Third Party Claim, including the right to pay, compromise, settle, or otherwise dispose of such Third Party Claim at the Indemnifying Party’s expense; provided, that any such settlement will be subject to the prior consent of the Indemnitee, which will not be unreasonably withheld or delayed. If a firm offer is made to settle a Third Party Claim, which the Indemnifying Party desires to accept and which acceptance requires the consent of the Indemnitee pursuant to the immediately preceding sentence, the Indemnifying Party will give written notice to the Indemnitee to that effect. If the Indemnitee fails to consent to such firm offer within 10 days after its receipt of such notice, and such firm offer involves only the payment of money, the maximum liability of the Indemnifying Party with respect to such Third Party Claim will be the amount of such settlement offer, plus reasonable costs and expenses paid or incurred by the Indemnitee up to the date of such notice for which the Indemnifying Party is otherwise liable. In no event will the Indemnifying Party have authority to agree to any relief binding on the Indemnitee other than the payment of money damages by the Indemnifying Party unless agreed to by the Indemnitee.

(c)            If the Indemnifying Party does not assume the defense of a Third Party Claim in accordance with the terms hereof within 20 days after the receipt of notice thereof, the Indemnitee may elect to defend against the Third Party Claim, and the Indemnifying Party will be liable for all reasonable expenses of such defense to the extent the Indemnifying Party is otherwise obligated hereunder to indemnify Indemnitee with respect to such Third Party Claim.

ARTICLE XII

MISCELLANEOUS

Section 12.1           Survival of Representations and Covenants. All representations and warranties of HGF, DF, SDWG and HP contained in this Agreement shall survive the Closings and any investigation at any time made by or on behalf of ABE until the end of the Escrow Period, except that the representations and warranties of DF, SDWG and HP in Sections 4.1, 4.2(a) and (b) and 4.6 shall survive the Closings indefinitely. If the ABE Units are retained in the Escrow Fund beyond expiration of the period specified in the Escrow Agreement, then (notwithstanding the expiration of such time period) the representation or warranty applicable to such claim shall survive until, but only for purposes of, the resolution of the claim to which such ABE Units retained in the Escrow Fund relate. All representations and warranties of ABE contained in this Agreement shall survive the Closings and any investigation at any time made by or on behalf of HGF until the end of the Escrow Period, except that the representations and warranties of ABE in Sections 5.1, 5.2(a) and 5.3(a) and (b) shall survive the Closings indefinitely. All covenants and agreements set forth in this Agreement shall survive the Closings and continue in full force and effect until such covenants and agreements are performed in accordance with the terms of this Agreement.

Section 12.2           Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or two business days after being mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)	if to ABE or Acquisition Sub:	with a copy to (that shall not constitute notice):

	Advanced BioEnergy, LLC	Faegre & Benson LLP
	10251 Wayzata Boulevard	2200 Wells Fargo Center
	Suite 250	90 South Seventh Street
	Minneapolis, Minnesota 55305	Minneapolis, Minnesota 55402-3901
	Attention: CEO	Attention: Peter J. Ekberg
	Facsimile No.: (763) 226-2725	Facsimile No.: (612) 766-1600

(b)	if to HGF, to:	with a copy to (that shall not constitute notice):

	Heartland Grain Fuels, L.P.	Blackwell Sanders Peper Martin LLP
	38469 133rd Street	4801 Main Street
	Aberdeen, South Dakota 57401	Suite 1000
	Attention: General Manager	Kansas City, MO 64112
	Facsimile No.: (605) 229-5744	Attention: Jason A. Reschly
Facsimile No.: (816) 983-8080

Gellhaus & Gellhaus, P.C.
P.O. Box 73
120 S. Lincoln
Aberdeen, South Dakota 57402
Attention: Jay R. Gellhaus
Facsimile No.: (605) 225-6895

(c)	if to DF, to:	with a copy to (that shall not constitute notice):

	Dakota Fuels, Inc.	Blackwell Sanders Peper Martin LLP
	c/o South Dakota Wheat	4801 Main Street
	Growers Association	Suite 1000
	110 6th Avenue SE	Kansas City, MO 64112
	Aberdeen, South Dakota 57402	Attention: Jason A. Reschly
	Attention: CEO	Facsimile No.: (816) 983-8080
Facsimile No.: (605) 225-0859

(d)	if to SDWG, to;	with a copy to (that shall not constitute notice):

	South Dakota Wheat Growers	Blackwell Sanders Peper Martin LLP
	Association	4801 Main Street
	110 6th Avenue SE	Suite 1000
	Aberdeen, South Dakota 57402	Kansas City, MO 64112
	Attention: CEO	Attention: Jason A. Reschly
	Facsimile No.: (605) 225-0859	Facsimile No.: (816) 983-8080

(e)	if to HP, to:	with a copy to (that shall not constitute notice):

	Heartland Producers, LLC	Blackwell Sanders Peper Martin LLP
	1715 S. 8th Street	4801 Main Street
	Aberdeen, South Dakota 57401	Suite 1000
	Attention: Craig Shaunaman	Kansas City, MO 64112
	Facsimile No.: (605) 352-3576	Attention: Jason A. Reschly
Facsimile No.: (816) 983-8080

Woods, Fuller, Schultz & Smith P.C.
300 South Phillips Avenue
Sioux Falls, South Dakota 57117
Attention: Gregory S. Starnes
Facsimile No.: (605) 339-3357

(f)	if to the Partners’	with a copy to (that shall not constitute notice):
Representative, to:

Blackwell Sanders Peper Martin LLP
4801 Main Street
Suite 1000
Kansas City, MO 64112
Attention: Jason A. Reschly
Facsimile No.: (816) 983-8080

Section 12.3           Interpretation. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.” Whenever the words “to the knowledge of” or “known to” or similar phrases are used in this Agreement, they mean when used in reference to (i) HGF, the actual knowledge of Bill Paulsen (General Manager), Jay Kusler (Controller) or James Lane (Plant Engineer), or the knowledge such individual should have in the reasonable exercise of his normal and usual duties to HGF or (ii) any other party to this Agreement, the actual knowledge of the Chief Executive Officer, President or General Manager of such party or the knowledge such individual should have in the reasonable exercise of his normal and usual duties to such party.

Section 12.4           Counterparts. This Agreement may be executed by facsimile signature and in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

Section 12.5           Entire Agreement; No Third Party Beneficiaries. This Agreement (including the documents and the instruments referred to herein), the Confidentiality Agreements and the Transaction Documents constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and are not intended to confer upon any person other than the parties hereto (including without limitation any HGF employees) any rights or remedies hereunder.

Section 12.6           Governing Law; Jurisdiction. This Agreement shall be governed and construed in accordance with the laws of the State of Minnesota without regard to any applicable conflicts of law. In any action between the parties arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement: (a) each of the parties irrevocably waives the right to trial by jury; and (b) each of the parties irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepaid, to the address at which such party is to receive notice in accordance with Section 12.2.

Section 12.7           Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, which consent will not be unreasonably withheld. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

Section 12.8           Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

Section 12.9           Extension; Waiver. At any time prior to the First Closing Date or the Second Closing Date, as the case may be, ABE may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or the other acts of the other parties hereto, (ii) waive any inaccuracies in the representations or warranties of the other parties hereto contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions of the other parties contained herein. At any time prior to the First Closing Date, SDWG and HP may, to the extent legally allowed, (i) extend the time for performance of any of the obligations or the other acts of ABE, (ii) waive any inaccuracies in the representations or warranties of ABE contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions of ABE contained herein. At any time prior to the Second Closing Date, HP may , to the extent legally allowed, (i) extend the time for performance of any of the obligations or the other acts of ABE, (ii) waive any inaccuracies in the representations or warranties of ABE or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreement or conditions of ABE contained herein. Any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of the party who was entitled to the benefit of such deadline or the benefit of such representation, warranty, agreement or condition.

Section 12.10         Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to injunctive relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

Section 12.11         Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law or regulation, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this

Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

[Signature Page Follows]

IN WITNESS WHEREOF, ABE, Acquisition Sub, HGF, DF, SDWG and HP have caused this Partnership Interest Purchase Agreement to be signed by their respective representatives thereunto duly authorized, in each case as of the date first written above.

ADVANCED BIOENERGY, LLC
a Delaware limited liability company

By:	/s/ Revis L. Stephenson III
Revis L. Stephenson III
Chief Executive Officer

HGF ACQUISITION, LLC
a Delaware limited liability company
By:	Advanced BioEnergy, LLC
Its:	Member

By:	/s/ Revis L. Stephenson III
Revis L. Stephenson III
Chief Executive Officer

HEARTLAND GRAIN FUELS, L.P.
a Delaware limited partnership
By:	Dakota Fuels, Inc.
By:	General Partner

By:	/s/ Rory Troske
Name:	Rory Troske
Its:	Vice President

DAKOTA FUELS, INC.
a Delaware corporation

By:	/s/ Rory Troske
Name:	Rory Troske
Its:	Vice President

SOUTH DAKOTA WHEAT GROWERS ASSOCIATION
a South Dakota cooperative

By:	/s/ Dale Locken
Name:	Dale Locken
Its:	CEO/Treasurer

HEARTLAND PRODUCERS, LLC
a South Dakota limited liability company

By:	/s/ Craig Schaunaman
Name:	Craig Schaunaman
Its:	Chairman

DEFINED TERMS

“ABE” has the meaning set forth in the preamble to the Agreement.

“ABE Business” means the business of ABE and its subsidiaries as currently conducted and as currently proposed to be conducted.

“ABE Disclosure Schedule” has the meaning set forth in Article V of the Agreement.

“ABE Employee Plans” has the meaning set forth in Section 5.9(a) of the Agreement.

“ABE Indemnified Person” and “ABE Indemnified Persons” have the meanings set forth in Section 11.1(a) of the Agreement.

“ABE Material Contract” has the meaning set forth in Section 5.10(c) of the Agreement.

“ABE Operating Agreement” means the Third Amended and Restated Operating Agreement of Advance BioEnergy, LLC, effective as of February 1, 2006.

“ABE Property” and “ABE Properties” have the meanings set forth in Section 5.7(b) of the Agreement.

“ABE Proprietary Rights” has the meaning set forth in Section 5.8(a) of the Agreement.

“ABE Real Property Lease” has the meaning set forth in Section 5.7(b) of the Agreement.

“ABE SEC Documents” has the meaning set forth in Section 5.4 of the Agreement.

“ABE Units” means membership units of ABE and “ABE Unit” means one membership unit of ABE.

“Acquisition Sub” has the meaning set forth in the preamble to the Agreement.

“Acquisition Transaction” has the meaning set forth in Section 6.7(a) of the Agreement.

“ADA” means the Americans with Disabilities Act of 1990, as amended.

“ADEA” means the Age Discrimination in Employment Act of 1967, as amended.

“Agreement” has the meaning set forth in the preamble to the Agreement.

“Agreement of Limited Partnership” means that certain Agreement of Limited Partnership of South Dakota Grain Fuels, L.P., (n/k/a Heartland Grain Fuels, L.P.), as amended up through the date of the Agreement.

“Aventine” has the meaning set forth in Section 3.2(a) of the Agreement.

“Closings” means the First Closing and/or the Second Closing.

“Closing Date” means the First Closing Date or the Second Closing Date, as applicable.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act and the regulations (including proposed regulations) thereunder.

“Code” means the Internal Revenue Code of 1986 as amended.

“Confidentiality Agreements” has the meaning set forth in Section 8.2 of the Agreement.

“Confidential Information” has the meaning set forth in Section 3.8(d) of the Agreement.

“Contract” means any written agreement, contract, obligation, promise or undertaking that is legally binding.

“Damages” has the meaning set forth in Section 11.1(a) of the Agreement.

“Deductible Amount” has the meaning set forth in Section 11.3(c) of the Agreement.

“DF” has the meaning set forth in the preamble to the Agreement.

“DF Common Shares” means the common stock of DF, $1.00 par value.

“DOJ” means the Antitrust Division of the United States Department of Justice.

“Encumbrances” means liens, claims or encumbrances of any kind.

“Environmental Claim” means any notice by a person or entity alleging potential liability (including potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from (i) the presence, or release into the environment, of any material or form of energy at any location, whether or not owned by such party or (ii) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

“Environmental Laws” has the meaning set forth in Section 3.23(a) of the Agreement.

“ERISA” means the Employment Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” has the meaning set forth in Section 3.9(a) of the Agreement.

“Escrow Agent” has the meaning set forth in Section 11.3(a) of the Agreement.

“Escrow Agreement” has the meaning set forth in Section 2.3 of the Agreement.

“Escrow Amount” has the meaning set forth in Section 2.3 of the Agreement.

“Escrow Fund” has the meaning set forth in Section 11.3(a) of the Agreement.

“Escrow Period” has the meaning set forth in Section 11.4 of the Agreement.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“First Closing” has the meaning set forth in Section 2.1 of the Agreement.

“First Closing Date” has the meaning set forth in Section 2.1 of the Agreement.

“FIRPTA Affidavit” has the meaning set forth in Section 8.5 of the Agreement

“FMLA” means the Family Medical Leave Act of 1993 and the regulations (including proposed regulations) thereunder.

“Form S-4” has the meaning set forth in Section 8.1(a) of the Agreement.

“Former HGF Partner” means an HGF Partner whose Partnership Interest has been purchased pursuant to the Agreement.

“FTC” means the United States Federal Trade Commission.

“GAAP” has the meaning set forth in Section 3.4(b) of the Agreement.

“Governmental Entity” has the meaning set forth in Section 3.3(c) of the Agreement.

“Hazardous Substances” means pollutants, contaminants, hazardous substances, hazardous wastes, petroleum and fractions thereof, and all other chemicals, wastes, substances and materials listed in or regulated by or identified in any Environmental Law.

“HGF” has the meaning set forth in the preamble to the Agreement.

“HGF Business” means the business of HGF as currently conducted and as currently proposed to be conducted.

“HGF Disclosure Schedule” has the meaning set forth in Article III of the Agreement.

“HGF Employee Plans” has the meaning set forth in Section 3.9(a) of the Agreement.

“HGF Financial Statements” has the meaning set forth in Section 3.4(a) of the Agreement.

“HGF Indemnified Person” and “HGF Indemnified Persons” have the meanings set forth in Section 11.2 of the Agreement.

“HGF Limited Partnership Interest” means the interest that the Selling HGF Partners have as limited partners in HGF and that are being acquired by Acquisition Sub pursuant to this Agreement.

“HGF Material Consents” has the meaning set forth in Section 6.5 of the Agreement.

“HGF Material Contracts” has the meaning set forth in Section 3.11(a) of the Agreement.

“HGF Partners” means DF, SDWG, HP and Aventine.

“HGF Partnership Interest” means all interests that the HGF Partners have as partners, whether as a limited partner or as a general partner in HGF.

“HGF Property” and “HGF Properties” have the meanings set forth in Section 3.7(b) of the Agreement.

“HGF Proprietary Rights” has the meaning set forth in Section 3.8(a) of the Agreement.

“HGF Real Property Lease” has the meaning set forth in Section 3.7(b) of the Agreement.

“HGF Representative” has the meaning set forth in Section 6.7(a) of the Agreement.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996 and the regulations (including proposed regulations) thereunder.

“HP” has the meaning set forth in the preamble to the Agreement.

“HP Member Meeting” has the meaning set forth in Section 8.1(d) of the Agreement.

“HP Operating Agreement” means that certain Operating Agreement of Heartland Producers, LLC, dated as of January 28, 2002.

“HP Purchase Price Escrow Amount” has the meaning set forth in Section 2.3 of the Agreement.

“Indemnification Escrow Amount” has the meaning set forth in Section 2.3 of the Agreement.

“Indemnifying Party” has the meaning set forth in Section 11.10(a) of the Agreement.

“Indemnitee” means any person entitled to receive indemnification under the Agreement.

“Information Statement” has the meaning set forth in Section 8.1(a) of the Agreement.

“IRS” means the Internal Revenue Service.

“Leased ABE Property” and “Leased ABE Properties” have the meanings set forth in Section 5.7(b) of the Agreement.

“Leased HGF Property” and “Leased HGF Properties” have the meanings set forth in Section 3.7(b) of the Agreement.

“Lock Up Agreement” has the meaning set forth in Section 5.2(c) of the Agreement.

“Material Adverse Effect” means a material adverse effect on the business, assets (including intangible assets), liabilities, condition (financial or otherwise), property, prospects or results of operation of a person other than an effect (i) resulting from an Excluded Matter, or (ii) cured (including by payment of money or credit to the purchase price for HGF Limited Partnership Interests) before the applicable Closing Date.  “Excluded Matter” means any one or more of the following:  (A) any change occurring after the date of the Agreement in the international, national, regional, or local markets or industries in which the HGF Business or the ABE Business operates or of which the HGF Business or ABE Business is a part, (B) any law or order adopted after the date of the Agreement (other than a law adopted or an order issued specifically with respect to the transactions contemplated by the Agreement), (C) any change in accounting standards, principles, or interpretations adopted or arising after the date of the Agreement, (D) the Agreement or the transactions contemplated hereby (including any announcement with respect to the Agreement or the transactions contemplated hereby or the performance by the parties of their obligations hereunder), (E) any change occurring after the date of the Agreement in international, national, regional, or local economic, regulatory, or political conditions, including prevailing interest rates, (F) any matter disclosed in the Agreement, or any Schedule hereto to the extent the disclosure would make a reasonably prudent person aware of the potential material adverse effect of the matter so disclosed or (G) any action permitted under the Agreement.

“Most Recent ABE Balance Sheet” has the meaning set forth in Section 5.5(a) of the Agreement.

“Most Recent HGF Balance Sheet” has the meaning set forth in Section 3.4(c) of the Agreement.

“Multi-Employer Plan” has the meaning set forth in Section 3.9(c) of the Agreement.

“Multiple-Employer Plan” has the meaning set forth in Section 3.9(c) of the Agreement.

“Officer’s Certificate” has the meaning set forth in Section 11.5(a) of the Agreement.

“Owned ABE Property” and “Owned ABE Properties” have the meanings set forth in Section 5.7(b) of the Agreement.

“Owned HGF Property” and “Owned HGF Properties” have the meanings set forth in Section 3.7(b) of the Agreement.

“Partners’ Representative” has the meaning set forth in Section 11.8(a) of the Agreement.

“Percentage Interest” means an HGF Partner’s Percentage Interest as defined in the Agreement of Limited Partnership.

“Permitted Encumbrances” means (i) those Encumbrances set forth on the HGF Disclosure Schedule or the ABE Disclosure Schedule, (ii) statutory liens for current Taxes or assessments not yet due or delinquent or the validity or amount of which is being contested in good faith by appropriate proceedings, (iii) mechanics’, carriers’, workers’, repairers’, landlords’, and other similar liens arising or incurred in the ordinary course of business relating to obligations as to which there is no default on the part of Seller or the validity or amount of which is being contested in good faith by appropriate proceedings, or pledges, deposits, or other liens securing the performance of bids, trade contracts, leases, or statutory obligations (including workers’ compensation, unemployment insurance, or other social security legislation); (iv) zoning, entitlement, restriction, and other land use and environmental regulations by Governmental Entities existing prior to the date of the Agreement; (v) any Encumbrances set forth in any state, local, or municipal franchise or governing ordinance under which any portion of the HGF Business or the ABE Business is conducted; (vi) all rights of condemnation, eminent domain, or other similar rights of any person or entity, and existing prior to the date of the Agreement; and (vii) such other Encumbrances (including requirements for consent or notice in respect of assignment of any rights) which do not, or would not reasonably be expected to, materially interfere with the HGF Business or the ABE Business.

“Pro Rata Share” means the percentage interest that a Selling HGF Partner’s Percentage Interest represents of all of the Selling HGF Partners’ Percentage Interest actually purchased hereunder .

“Representative’s Certificate” has the meaning set forth in Section 11.5(b) of the Agreement.

“Returns” means all reports, estimates, declarations of estimated tax, information statements and returns relating to, or required to be filed in connection with, any Taxes, including information returns or reports with respect to backup withholding and other payments to third parties.

“SDWG” has the meaning set forth in the preamble to the Agreement.

“SEC” means the Securities and Exchange Commission.

“Second Closing” has the meaning set forth in Section 2.2 of the Agreement.

“Second Closing Date” has the meaning set forth in Section 2.2 of the Agreement.

“Securities Act” means the Securities Act of 1933, as amended.

“Selling HGF Partners” means SDWG and HP.

“Single Employer Plan” has the meaning set forth in Section 3.9(b) of the Agreement.

“Tax or Taxes” means all taxes, however denominated, including any interest, penalties or other additions to tax that may become payable in respect thereof, (A) imposed by any federal, territorial, state, local or foreign government or any agency or political subdivision of any such government, which taxes shall include, without limiting the generality of the foregoing, all income or profits taxes (including but not limited to, federal income taxes and state income taxes), payroll and employee withholding taxes, unemployment insurance, social security taxes, sales and use taxes, ad valorem taxes, excise taxes, franchise taxes, gross receipts taxes, business license taxes, occupation taxes, real and personal property taxes, stamp taxes, environmental taxes, ozone depleting chemicals taxes, transfer taxes, workers’ compensation, Pension Benefit Guaranty Corporation premiums and other governmental charges, and other obligations of the same or of a similar nature to any of the foregoing, which are required to be paid, withheld or collected, (B) any liability for the payment of amounts referred to in (A) as a result of being a member of any affiliated, consolidated, combined or unitary group, or (C) any liability for amounts referred to in (A) or (B) as a result of any obligations to indemnify another person.

“Third Party Claim” has the meaning set forth in Section 11.10(a) of the Agreement.

“Third Party Licenses” has the meaning set forth in Section 3.8(a) of the Agreement.

“Third Party Technology” has the meaning set forth in Section 3.8(a) of the Agreement.

“Transaction Documents” means all documents or agreements required to be executed and delivered by any party under the Agreement including the Escrow Agreement, the Investors’ Rights Agreements, and the Non-Solicitation Agreements.

“WARN Act” means the Worker Adjustment Retraining Notification Act of 1988, as amended.

“WHCRA” means the Women’s Health and Cancer Rights Act of 1998 and the regulations (including proposed regulations) thereunder.